Exhibit 10.4
Agreement for the availability of space for the storage of goods and offices for the management of this
The undersigned:
ProLogis Belgium III sprl, with offices in Park Hill, Building A, 3rd Floor, Jan Emiel Mommaertslaan 18, B-1831 Diegem, registered with the RPR under number 0472.435.629, hereby represented by Mr. Gerrit Jan Meerkerk, hereinafter referred to as ‘ProLogis’,
and
Skechers EDC sprl, with its registered office in 4041 Milmort, 159 Parc Industriel Hauts-Sarts, Zone 3, avenue du Parc Industriel, registered with the RPR under number 0478.543.758, hereby represented by David Weinberg, hereinafter referred to as ‘Skechers’,
     HAVE AGREED THE FOLLOWING:
     1 Subject of the Agreement
ProLogis shall make space available (“terbeschikkingstelling/mise à disposition”) to Skechers, which accepts, for the storage of goods and offices for the management thereof, the following real estate: ProLogis Park Liège Distribution Center II, as referred to in Article 2 as the Premises, which will be erected on the parcel of industrial land located in the Industrial Park Hauts-Sarts, Zone 3, Milmort, Liège, Avenue du Parc Industriel, recorded in the land register according to title as 6th division, section A, part of numbers 621b, 620 and 617, 7th division, section A, part of numbers 450t and 450y (the “Site”).
ProLogis will erect a building on the Site with a total surface area of 22,945 m 2 (hereinafter the ‘Premises’), subdivided as follows:
-	21,275 m [2] warehouse space (hereinafter the ‘Warehouse’);

-	1,320 m [2] mezzanine space (hereinafter the ‘Mezzanine’);

-	350 m [2] office space (hereinafter the ‘Office Space’) on mezzanine.
In addition, ProLogis will develop approximately 118 car parking places on the Premises. Upon consultation with ProLogis, Skechers can change or expand the parking places, subject to not jeopardising the traffic flow on the Site. In case of multi-tenancy on the Site, a division by ratio of the parking places will take place.
The Situation plan for the Premises has been appended to this Agreement as Appendix 1 and may be modified subject to the mutual written consent by the parties and as far as possible within the obtained building permit. ProLogis has prepared on a building permit application for the Premises. The permit application has been appended to this Agreement as Appendix 2. The CUSTOMER has reviewed the permit application and declares that it is entirely satisfactory. The obligation of ProLogis to make space available is subject to the delivery of a final building permit for the Premises based upon the building permit application attached as Appendix 2.
Parties waive all their rights in case of difference between the actual total measure(s) of the made available space and the above mentioned measure(s).
2 The Intended Use of the Premises
The Premises will be erected by ProLogis with a view to the industrial purposes of Skechers, i.e. a distribution and added value logistics center and any supporting or related activities. The Warehouse may be used solely and exclusively as a space for the storage, transshipment, reparation, transportation, handling and distribution of goods. If an operating or environmental permit or notification is required for the activities of Skechers, Skechers shall be responsible, at its sole risk and expense, for the request and obtainment thereof, as well as for any renewal or extension during the term of this Agreement. Skechers shall bear all costs relating thereto and shall strictly adhere to all conditions imposed by such permit or notification.
In the conduct of its activities, Skechers shall at all times comply with all applicable legislation and regulations. Skechers shall fully indemnify and hold harmless ProLogis for any losses and damages suffered by ProLogis as a result of a breach by Skechers of any law, regulation or permit condition.

The Office Space may be used solely and exclusively for administrative and/or showroom activities, with the exception of any activity as a result of which the Agreement would fall within the scope of the Law of April 30, 1951. The car parking spaces may be used solely and exclusively for the parking of the cars of Skechers and its contacts.
All other activities and/or adjustments in the Premises may only take place subject to prior written permission by ProLogis, which will not withhold its permission without any justified reasons.
ProLogis undertakes to furnish the Premises in such a manner and Skechers undertakes to use the Premises in such a manner that each payment under the current Agreement will at any time be subject to VAT (Belgian VAT) within the meaning of Article 44, §3 2º (a), second point, of the VAT Code.
In the event that, due to a use of the Premises during the term of this Agreement which is not in conformity with the terms of this Agreement, the payments under the current Agreement are no longer subject to VAT, either in part or in their entirety, Skechers will compensate ProLogis for any loss suffered by the latter as a result, including the loss which ProLogis may suffer by being unable to recoup the VAT already paid by it.
Skechers is not authorized to alter this use without prior written permission by ProLogis, which will not withhold its permission without any justified reasons.
It is explicitly agreed that any use of the Premises or the Site for any work or activity covered by the legislation regarding commercial leases (The Law dated April 30, 1951 as amended) is strictly prohibited.
Skechers may not use the Premises as residential accommodation nor may it keep any living animals there.
Skechers may not carry out any activities in the Premises, nor install any objects or equipment which would subject the floor to excessive loads or exert an extreme pressure on the structure of the Premises.
Within this context, it must be stated that the maximum floor load permitted in the Warehouse is 5,000 kg per m 2 of the floor area, on the Mezzanine floor in the Warehouse 400 kg per m 2 of the floor area and in the Office Space 400 kg per m 2 of the floor area.
Skechers is not entitled, for whatever reason, to conduct public sales in the Premises.
Skechers is obliged to obtain all required permits from the competent authorities at its own cost and risk enabling a proper operation in the Premises.
3 Price and Deposit
The Agreement for the availability of the Premises is entered into on the basis of an annual price (price level July 1, 2007) of nine hundred ninety-one thousand nine hundred and seventy-one Euro and fifty-five Eurocent, i.e. €991,971.55, (+VAT : two hundred and eight thousand three hundred and fourteen Euro and three Eurocent i.e. € 208,314,03, hereinafter referred to as the ‘Price’, payable per quarter and in advance in four (4) equal parts of two hundred and forty-seven thousand nine hundred and ninety-two Euro eighty-nine Eurocent, i.e. € 247,992.89, (+VAT : fity-two thousand and seventy-eight Euro fity-one Eurocent i.e. € 52,078.51), to be made by direct bank transfer to the bank account of ProLogis.
As stipulated in Article 5, this Agreement is to take effect on April 1, 2009. The first period over which payment is due will therefore be the period from April 1, 2009 up to and including June 30, 2009, which is due as from April 1, 2009.
In the event that the Premises are completed after April 1, 2009 the provisions relating to the payment of the Price as stipulated in the preceding paragraph shall be suspended until the effective date of completion.
The Price must be paid in Euro and is payable to ProLogis Belgium III sprl, account number: 720540646989 (ABN Amro Bank in Brussels).
If Skechers, either in part or in its entirety, is in default with the payment of the above-mentioned quarterly payments of the Price on the aforementioned dates when the payments are due, Skechers must pay ProLogis, by operation of law (“ipso iure”) and without notice of default, the interest due over that sum amounting to twelve percent (12%) per annum, whereby any month that has commenced must be regarded as completed.
When the Price in accordance with Article 4 is modified, the amount of the bank guarantee, as referred to in Article 25, will have to be adjusted in line with the annual adjustment of the Price payments every year. This bank guarantee may only be released six (6) months after the termination of the Agreement, provided that Skechers have been released properly of the obligations resulting from this Agreement. Under no circumstance, shall the bank guarantee be used by Skechers to pay the Price. However, in the event of breach of Agreement on the part of Skechers, ProLogis may use the aforementioned deposit to compensate for Skechers’ overdue payments and any other omissions in the performance of its obligations by Skechers.

4 Price Modifications
Unless otherwise provided by law, it is determined that the Price, as stipulated in Article 3, will be linked to the consumer price index (“health index)” as published each month in the Belgian State Gazette.
The basic index is that of the month prior to the signature of this Agreement, i.e. the month March 2008.
The Price will be reviewed annually on the date of the entry into force of this Agreement, automatically and by operation of law, in accordance with the increase of the aforementioned index according to the formula as defined below, whereby the month used for the new index will be the month prior to the relevant anniversary of the date of the entry into force:

new Price =	Price x new index basic index
However, the new Price will at no time be lower than the Price as stipulated above.
Skechers will implement the modifications to the Price subject to a one-month notification to that effect by ProLogis.
In the event that the publication of the ‘consumer price index’ (health index) should be discontinued, the parties will agree to replace this by the new index published by the Belgian government.
In the event that no new official index is published, the parties, if they fail to come to an agreement, will submit the problem to a tribunal of three arbitrators. Each party will appoint its own arbitrator within one month of being requested to do so by the other party and the two arbitrators will jointly appoint a third arbitrator.
If one of the parties fails to duly appoint its arbitrator or if the two arbitrators fail to appoint a third arbitrator, the missing arbitrator will be appointed, at the request of either party, by the Justice of the Peace in whose jurisdiction the Premises are located.
It is explicitly agreed that ProLogis shall only waiver the right to increase the Price arising from this article by a written confirmation, signed by ProLogis.
5 Commencement and Duration of the Agreement
Subject to the timely delivery of the building permit for the Premises and the provisions below and all obligations resulting therefrom, the availability of the Premises commences in principle on 1 April 2009, to which is referred to as the ‘Commencement Date’, unless parties confirm otherwise in writing, for a duration of twenty (20) consecutive years and ends by operation of law on March 31, 2029 or twenty (20) consecutive years after the Commencement Date (if the availability of the Premises starts later than 1 April 2009 and insofar as mutually agreed upon in writing by the Parties).
Skechers is only entitled to terminate the Agreement after five (5), ten (10) and fifteen (15) years after the Commencement Date, being April 1, 2009 or the date as agreed upon between parties in writing as set forth in the preceding paragraph, subject to a notice period of twelve (12) months. without any compensation to ProLogis nor VAT adjustment to be paid, except as set forth in article 2 of this Agreement.
Notice needs to be given twelve (12) months prior to the fifth, tenth and fifteenth anniversary of this Agreement by bailliff’s writ or by registered letter. Notices hereunder shall be deemed given and effective (i) if delivered by a bailiff, upon delivery, or (ii) if sent by certified or registered mail, within five (5) days of deposit in the post office.
This Agreement will however in any case end by operation of law on the later of the following dates : March 31, 2029 or the twentieth anniversary of the Commencement Date as agreed upon in writing by the Parties as set forth in this Article . After the latter of these dates , this Agreement can not be tacitly renewed.

6 Building Schedule and Specifications
ProLogis undertakes to complete Warehouse DC II and belonging Customer Fit Out as at April 1, 2009, in accordance with the plans and specifications attached in Appendix 3, insofar the building permit for the Premises is granted ultimately on August 1, 2008.
ProLogis may, in consultation with Skechers carry out variations or substitute alternative materials of a similar colour and to no less a quality or performance criteria within the relevant Belgian Standards (i) so long as it does not materially alter the design, layout and nature of the Warehouse DC II, or (ii) if the changes are to comply with planning or statutory requirements. Skechers will be permitted, after written approval of ProLogis to make minor variations to the specifications or the fitting out works attached in Appendix 3. ProLogis will provide an estimated cost for the amendments and once agreed, ProLogis will instruct the contractor to proceed with those amendments.
ProLogis and Skechers agree that the minutes of the construction meetings will be given only for the convenience of attendees present and/or absent. No rights, obligations, amendments or decisions are to be concluded from these notes.
ProLogis also undertakes as far as possible to integrate Customer Fit Out (i.e. racking, cabling, telephone and other systems or equipment) in the construction schedule. The installation of the Customer Fit Out will be for the account and risk of Skechers. The Warehouse shall be available one month before Commencement Date for Customer Fit Out. Best effort will be made by ProLogis to make it available two months before Commencement Date.
The Customer Fit Out should never cause any delay or hindrance of the building activities of ProLogis. During the construction works best efforts will be used to minimise hindrance to the activity in and the use of DC I by Skechers, it being understood that Skechers will not be entitled to claim damages for any remaining hindrance during the works.
With due observance of the aforementioned conditions, the date of completion of the Warehouse, including Customer Fit Out, is expected to be April 1, 2009.
The date of completion will be postponed in case (i) the Agreement is not signed ultimately May 20, 2008, (ii) the building permit application attached in Appendix 2 can not be filed on April 16, 2008, or (iii) the building permit has not been delivered as at August 1, 2008 or is being successfully suspended and/or challenged afterwards.
7 Transfer of the Availability Agreement and leasing
Skechers may lease the Premises (wholly or partially) and/or transfer its rights (wholly or partially) subject to prior written permission by ProLogis. Such a permission shall not unreasonably be withheld by ProLogis to Skechers’ request for permission to sublease all or part of the Premises insofar the articles of this Agreement are complied with.
It shall be reasonable for ProLogis to withhold its consent for a transfer in any of the following instances:
(i) the identity or business reputation of the candidate will, in the good faith judgment of ProLogis, tend to damage the goodwill or reputation of the Premises;
(ii) the creditworthiness of the candidate is unsatisfactory to the fair judgment of ProLogis;
(iii) the transfer to another customer of ProLogis on the Site is at a rate, which is below the rate charged by ProLogis for comparable space on the Site.
(iv) the terms and conditions of the transfer agreement are not the same as the terms and conditions of this Agreement.
(v) the term of the transfer agreement will exceed the remaining term of this Agreement. The transfer is not subjected to VAT during its’ entire course.
Even if transfer is permitted through the above or by way of consent of ProLogis, Skechers is not allowed to market the Premises for a price lower than the Price under this agreement.
Any approved transfer shall be expressly subject to the terms and conditions of this Agreement.
Skechers shall provide to ProLogis all information concerning the candidate as ProLogis may request.
In the event of (sub-)lease, Skechers will at any rate continue to be jointly and severally responsible and liable toward ProLogis, together with the lessee, for all obligations resulting from this Agreement, and in particular for any additional costs which would result from such letting.
In the event that Skechers transfers its rights as referred to in this Agreement and before the bank guarantee provided by Skechers may be released, the assignee must, in turn, provide ProLogis with a bank guarantee equivalent to a rent period of six (6) months based on the Price (including VAT), applicable at that time, increased, in applicable, with an advance of the service charges of six months, (including VAT).
If ProLogis is of the opinion that the assignee or lessee provides insufficient financial guarantees, ProLogis may make its consent to the transfer of the rights or to the letting by Skechers dependent on the integral maintenance of the bank guarantee provided or to be provided by Skechers together with the bank guarantee of the assignee or lessee equal to six months’ Price at that time (including VAT, increased with an advance of the Service Charges of six months (including VAT).

8 Charges, Taxes and Compensation
All relevant charges or taxes relating to the Premises, including the advance levy in respect of real estate tax, VAT, the occupation or the activity carried out by Skechers in them, whether they are imposed by the State, the Province, the Municipality, the Federation of Municipalities, the Urban Area or any other authority will solely and exclusively be for the account of Skechers.
Skechers will compensate ProLogis for any loss which ProLogis may suffer as a result of any overdue payments of the aforementioned taxes and compensation, provided, in case ProLogis receives the payment request from the relevant authority, it informs Skechers as soon as reasonably possible of any such tax or levy being due.
Skechers will bear all costs relating to the use of water, gas, electricity, telephone, telex, etc. or relating to any other services and utilities of the Premises.
It will also pay any charges by the utility companies for measurement appliances, systems, wiring, pipes, mains, etc.
Skechers may not claim any compensation from ProLogis in case of a discontinuance or interruption, irrespective of the duration of such a discontinuance or interruption of the water supply, gas and electricity, telephone, telex, etc., or of any other services and provisions such as heating, airing, etc. related to the Premises, whatever the reason, unless such a discontinuance or interruption may be ascribed to failure on the part of ProLogis to take all reasonable measures to ensure the continuation of such provisions and services.
9 Services
Skechers will take care of all the services, supplies and site maintenance of the Premises according the specifications provided by ProLogis at Skechers’ own costs, attached to this Agreement as Appendix 4.
Skechers undertakes for the full term of this Agreement, as a bonus pater familias and in accordance with the requirements of good management, to conclude all agreements which, in Skechers’ opinion are required, for the services. Skechers shall inform ProLogis of the conclusion of these agreements. Skechers shall, with the exclusion of ProLogis, be responsible for the due execution of such agreements. Skechers shall fully indemnify and hold harmless ProLogis for all damages or claims which could result from agreements for services concluded by Skechers.
ProLogis has the right to inspect and review the Premises. If Skechers does not perform the services properly, ProLogis will notify Skechers in writing to comply within thirty (30) calendar days. If Skechers fails to comply therewith, ProLogis is entitled to take over all supply, services and maintenance of the Premises. Skechers will be invoiced accordingly.
10 Insurance
ProLogis undertakes to take out an insurance for the Premises (covering fire and water damage, civil liability as well as all windows in the premises); as of the notification by Skechers to ProLogis that Skechers has made the required agreements for the services pursuant to Article 9, this insurance shall be taken out by ProLogis but the insurance premiums in relation thereto shall be charged to Skechers.
Skechers undertakes to insure its personal assets and company equipment which are in the Premises against fire hazards and related risks, loss due to electrical faults, storm damage, water damage and Civil Liability, and to take out any other insurance required on account of the Skechers activities.
At the first request of ProLogis, Skechers will allow inspection of the policies.
The insurance taken by Skechers shall include a clause in which the insurers undertake to notify ProLogis at least fifteen (15) days beforehand by registered mail of any cancellation or termination of the insurance policy.
ProLogis and Skechers, as well as their insurers, mutually waive any right of recourse they might have on the basis of the respective policies taken out toward one another, toward any sublessees and toward any person admitted to the Premises.
Skechers also waives any recourse which it might be entitled to exercise pursuant to Articles 1721 and 1386 of the Belgian Civil Code. Skechers undertakes to impose these obligations to any lessees and/or occupants.
If Skechers increases the risk in such a way that this will lead to an increase of the insurance premium, it alone shall pay the increased premium arising from it in relation to the insurance of the Premises.
11 Advertising Signs
If Skechers wishes to fix any advertising signs, it shall only do so at the places assigned for that purpose by ProLogis on and around the Premises and it must submit a design of this to ProLogis and have its written permission (which shall not be unreasonably withheld), whereby the permission by ProLogis does not affect the obligation on the part of CUSTOMER to acquire the necessary permissions and permits for the proposed advertising signs from the competent authorities.
Drilling in face brick and blue limestone is strictly prohibited.

12 The State of the Premises at the Commencement of the Agreement
Before Skechers commences its occupation of the Premises, a “State-of-Delivery” report will be agreed upon by the parties describing the current status of the Premises as well as the way the Premises should be delivered at the end of the Agreement period or any other agreed termination date of the Agreement, including a list of improvements that do and do not need to be reinstated by Skechers, subject to the provisions in Article 14. Any improvements by Skechers are to be maintained by Skechers and are not an integral part of the Premises. This “State-of-Delivery” report will be signed by Skechers and ProLogis on the official delivery date of the Premises, tentatively scheduled on April 1, 2009, and will be attached to this Agreement as Appendix 5.
13 Maintenance of the Premises
A. During the entire duration of the Agreement, Skechers will have to maintain the Premises well and it will carry out any necessary repairs and work for its own account as well as to ensure compliance with any new legislation or regulation.
It will use and maintain the Premises with due care.
It will, inter alia, take care of all the maintenance work and repairs mentioned in articles 1754 a.f. of the Belgian Civil Code, with the exception of the work referred to in Article 14.
Apart from the obligations on the part of Skechers arising from the general regulations of the Belgian Civil Code, Skechers will, inter alia, be responsible for the following (without prejudice to the non-restrictive nature of this enumeration):
-	to maintain, repair and renew the interior paintwork and the interior

-	decoration of the Premises.

-	to maintain, repair and, if necessary, to replace the sanitary fittings,

-	the water faucets and any equivalent appliances and fittings.

-	to properly maintain the water pipes, the water outlets and sewer pipes,

-	emptying grease traps and protect them against frost and, if necessary,

-	to unblock them.

-	to repair any damage which is not directly the result of age or a

-	defective condition and, if necessary, to replace them.

-	to repair and, if necessary, to replace the wall pannelling, floors, all locks and electrical equipment.

to replace any broken windows, whatever the reason thereof (the costs hereof shall, however, be covered by the insurance referred to in the first paragraph of Article 10).

to maintain the heating and ventilation system and to repair any damage which is not directly the result of age or a defective condition.

to clean the ventilation ducts and to have the chimneys swept.

to be responsible for maintaining the paving of the grounds forming part of the Premises and keeping it at its original level.

To insure and properly maintain the roof of the Premises.
Skechers undertakes to submit to ProLogis the annual statement regarding the maintenance of the heating and the ESFR Sprinkler system, as well as the annual statement of the sweeping of the chimneys by an approved chimney sweeper.
To keep the certificate of the sprinkler system valid, Skechers shall at least every two weeks start up the engine of the sprinkler pumps. The results of this test must be added to the logbook belonging to the sprinkler system.
If Skechers fails to comply with the obligations which it must fulfill pursuant to the Civil Code in general or pursuant to this article in particular and if it does not remedy this failure within two (2) weeks of the written notice of default by ProLogis, ProLogis, provided it has sent a letter to Skechers containing a plan of the works (“bestek”) will be entitled to have the necessary works carried out for the account of Skechers and to claim the repayment of all costs incurred as a result of this. This does not affect any other right and recourse of ProLogis toward Skechers under this Agreement or by law.
B. During the entire duration of the Agreement, Skechers will have to comply with any statutory, administrative or any other applicable regulations. Skechers will be responsible for any consequences arising from failure to comply with these regulations.
C. Skechers will be liable for any loss due to an act or omission of Skechers or due to any act or omission of any its representatives, employees and any persons in general for which Skechers is liable by law.
D. On the date of commencement of this Agreement, the level of the land of the Premises, including the front area pertaining to the Premises is at the original level.
The maintenance of the aforementioned lands, the replacement of any damaged parts of these lands and the maintenance of these lands at the original level will be carried out for the account of Skechers.
14 Furnishing and Alteration Work
Skechers is entitled to fix partitions and lighting systems in the Premises and to carry out small works and improvements necessary for or useful to its activities.
Upon the termination of this Agreement, ProLogis may, at its own choice, keep the partitions, lighting system, small works and improvements itself without any compensation or payment to Skechers, or obligate Skechers to remove the partitions, lighting system, small works and improvements and to return the Premises to their original state, at the costs of Skechers.
If applicable Skechers shall provide ProLogis as soon as possible with a copy of the post intervention files related to such works.
Significant alterations or work, in particular where they affect the structure of the Premises, are not permitted, unless prior written permission has been given by ProLogis. ProLogis will have to give the reasons for withholding its permission. If ProLogis gives such permission, it will also immediately inform Skechers, whether or not, upon termination of the Agreement, it will keep the significant alterations or work subject to the permission. In the absence of such decision by ProLogis, the significant alterations or work need to be removed.

15 Defects and Repairs
ProLogis is, for its own account, only responsible for the repair of any structural defects of the Premises as meant in article 606 of the Civil code.
However, if it appears that any such defects are the result of a failure by Skechers to perform its maintenance obligation or of any injudicious or inadmissible use by Skechers or of any other reason which may be ascribed to Skechers, Skechers will be responsible for the repairs.
If Skechers identifies a defect or any damage for which ProLogis is normally responsible, even if it is caused by a third party, it must notify ProLogis in writing of this situation promptly and not later than ten (10) days following the discovery of the defect and/or damage.
If Skechers fails to notify ProLogis, it will be personally responsible for any damage or loss resulting from this failure of notification.
Skechers will have to allow the performance of any maintenance and repair work, considered necessary by ProLogis. It will not be entitled to any compensation, such as a reduction of the Price or any other type of compensation, relating to or resulting from such work, irrespective of the duration, even where it would exceed 40 days.
All the costs arising from the alterations or adjustments of the Premises ordered by a competent authority on account of a fact, an act or omission on the part of Skechers will be borne solely and exclusively by Skechers.
16 The State of the Premises upon Termination of the Agreement
ProLogis and Skechers agree that, if and for whatever reason, this Agreement terminates or ends, the “State of Delivery” report, as referred to in Article 12, shall be leading and shall be the basis for a new inspection report of the Premises. ProLogis will in the presence of Skechers draw up a new inspection report of the Premises upon the release of them by Skechers, in order to determine whether Skechers is responsible for any damages.
ProLogis will have this inspection report drawn up promptly after the termination of the current Agreement. Such report shall indicate the damages in the Premises for which Skechers is responsible and liable, as well as the duration on non-availability of the Premises due to the required repair works.
In the event of disagreement on the contents of such inspection report, this matter shall be submitted as soon as possible to an independent expert specialized in real estate. This expert shall be appointed by the parties or, failing agreement, at the request of either party by the President of the Chamber of Commerce and Industries of Liège. The decision of the expert shall be binding for both parties. The costs of the expert shall be equally borne by both parties.
The transfer of the keys, in whatever form, upon or after the departure by Skechers shall not at any time release or discharge Skechers of its obligations, either in part or in their entirety in relation with the obligations of the Skechers under this Agreement, and in particular with respect to possible repair works or the non-availability of the Premises.
Upon its departure, Skechers shall pay any outstanding service charges.
Skechers shall have to leave the Premises well-maintained and clean at the end or termination of this Agreement.
Skechers shall be liable for any damages to the Premises, due to an act or omission on its part or due to any act or omission on the part of its representatives, employees and of any persons in general for which Skechers is liable by law or in accordance with this Agreement.
Next to the repair costs, Skechers will have to pay ProLogis any compensation resulting from the unavailability of the Premises due to an act or omission for which Skechers is liable pursuant to the preceding paragraph or because Skechers has not vacated the Premises in due time. This compensation will be the equivalent of the then valid Price due by Skechers for the period of unavailability of the Premises, as determined between parties or by the expert.
17 Expropriation
In the event that the Premises, either in part or in their entirety, are expropriated, Skechers will have no right of recourse against ProLogis. The rights which Skechers asserts against the expropriating authority shall at not time affect the rights which ProLogis shall have against the expropriating authority.
18 Visits to the Premises/ For Rent or For Sale
ProLogis and its agent and representatives are authorized to visit the Premises with a person appointed by Skechers, whenever necessary, subject to prior notification (at least eight working days) to Skechers.
During the six (6) months before the termination of the Agreement or in the event of any sale of the Premises, ProLogis is entitled to fix the necessary advertising signs and announcements without excessively hindering the activities of Skechers.
19 Terms of the Deed of Sale
Skechers explicitly states to be informed and that it is aware of and complies with the terms of the Deed of sale dated June 6, 2001 between ProLogis and Services Promotion Initiatives en Provence de Liège (SPI+) scrl, and Skechers undertakes, for itself, any of its entitled parties and any of its successors and assigns, to comply conscientiously with the provisions of this Deed of sale, if applicable, articles two (2), three (3), four (4), five (5), six (6), seven (7) and eight (8) of this Deed of sale, in so far as these are or can be applicable to Skechers, and to ensure that these stipulations are also complied with conscientiously by any third parties which may acquire a right of lease, use or any other right to the Premises or the site.
Skechers shall indemnify and hold fully harmless ProLogis for any damage and/or costs which may arise from a failure to comply with the aforementioned terms of the Deed of sale. ProLogis declares that the Agreement is in compliance with articles 2 up to 8 of the Deed of Sale, insofar as applicable.

The articles 2 up to 8 of the above Deed of Sale set forth the following :
L’affectation économique grevant le bien vendu
Article deux.- Le bien faisant l’objet de la présente vente est grevé d’une affectation économique, celle-ci devant être considérée comme une condition essentielle de la cession consentie par la société « Services Promotion Initiatives en Province de Liège ».
La notion d’affectation économique a été précisée dans le préambule.
L’interdiction de donner partiellement ou en totalité au bien, une autre affectation, est absolue sauf ce qui est précisé ci-après.
L’obligation de construire sur le bien des bâtiments dans un délai déterminé.
Article trois.- L’acquéreur s’engage à édifier sur le bien faisant l’objet de la présente convention dans un délai de deux ans un ensemble de bâtiments conformes au plan d’implantation du dix-huit janvier deux mille un et approuvé par la S.P.I. Cet engagement constitue une condition essentielle du présent acte de vente. Sans préjudice au droit pour la S.P.I. d’exercer la faculté de rachat visée à l’article 6, la S.P.I. pourra, en cas d’inexécution de cette obligation, considérer la vente comme résolue de plein droit, et sans mise en demeure préalable. En cas de résolution de la vente, la S.P.I. n’est tenue qu’au remboursement du prix tel que stipulé à l’article 1, sans aucune majoration, indemnité quelconque ni intérêt. L’acquéreur sera tenu de remettre le bien dans l’état où il l’a reçu. La S.P.I. ne devra aucune indemnité pour des améliorations ou plus-values apportées au bien par l’acquéreur et sera libre de conserver le cas échéant, ces améliorations.
L’obligation d’exercer une activité économique déterminée
Article quatre.- L’acquéreur s’engage à exploiter dans l’immeuble à ériger sur le terrain vendu, l’activité définie par les parties, de la manière suivante : construction de halls, pour mise à disposition, par location ou vente, à des entreprises.
Elle devra être conforme à la description plus détaillée qui en a été donnée par l’acquéreur dans sa lettre du dix-huit février deux mille dans la mesure où les termes de cette lettre ont été expressément acceptés par le Bureau Exécutif de la S.P.I. en sa séance du dix mars deux mille.
Cette activité devra être pleinement exercée dans le même délai de deux ans stipulé à l’article 3. L’acquéreur ou tout autre utilisateur du bien lui succédant est tenu de demander l’autorisation préalable à la S.P.I. pour tout changement significatif de l’activité exercée sur le bien vendu ou en cas de cessation totale ou partielle de cette activité. Cet engagement constitue une obligation essentielle du contrat.
La S.P.I. peut, le cas échéant, autoriser l’exercice d’une activité nouvelle et/ou renoncer à la sanction prévue par le contrat. Cette autorisation exceptionnelle et cette renonciation ne se présument pas et doivent faire l’objet d’une décision expresse de la S.P.I.
Cession de la propriété ou de la jouissance du bien à un tiers
Article cinq.- L’acquéreur pourra céder tout ou partie de bien vendu, en faire apport, le donner en location ou en transférer de toute autre manière la propriété, l’usage ou la jouissance, avec l’accord préalable et écrit de la société « Services Promotion Initiatives en Province de Liège » et sous la condition d’imposer au nouvel utilisateur du bien, le respect intégral de la présente convention. Cet accord devra être donné dans un délai de 15 jours ouvrables à dater de la demande faite par l’acquéreur. A défaut, la S.P.I.+ sera sensée avoir donné son accord sur la demande. La S.P.I. refusera ou acceptera la cession de la propriété ou de la jouissance en fonction des objectifs définis au préambule de la présente convention et des objectifs généraux poursuivis par elle. La S.P.I. se réserve notamment le droit de contrôler si l’activité prévue par le cessionnaire ou le locataire ou tout autre utilisateur nouveau, ne risque pas de porter atteinte à la salubrité du parc industriel au sein duquel est intégré le bien vendu et si cette activité s’intègre le cas échéant, dans le programme d’implantation poursuivi sur ce site. Le contrat passé entre l’acquéreur et le nouvel utilisateur du bien doit obligatoirement stipuler l’engagement du nouvel utilisateur au bénéfice de la S.P.I. de respecter toutes les clauses de la présente convention, relatives à l’affectation économique grevant le bien vendu (article 2), à l’obligation de construire les bâtiments dans un délai déterminé (article 3), à l’obligation d’exercer l’activité économique déterminée par la convention (article 4), à la cession de la propriété et de la jouissance (article 5) et à la faculté de rachat (article 6). Ces clauses devront être intégralement reproduites dans la convention. Une copie de celle-ci doit être soumise à la S.P.I. sans délai, dès le jour de la signature. En cas de violation du présent article, l’acquéreur initial reste solidairement tenu de toutes les obligations du contrat en cas de manquement par le cessionnaire à ces obligations.
Faculté de rachat
Article six.- La société « Services Promotion Initiatives en Province de Liège » ou la Région pourra, sur le pied de l’article 32 paragraphe 1 de la loi du 30 décembre 1970 sur l’expansion économique, modifié en ce qui concerne la Région Wallonne par le décret du 15 mars 1990 publié au Moniteur Belge du 7 juin 1990, racheter le terrain et/ou le bâtiment au cas où il ne respecte pas les autres conditions d’utilisation. Le rachat s’opérera au prix du marché de l’immobilier. En aucun cas, ce prix ne peut dépasser celui qui est fixé par les Comités d’Acquisition d’Immeubles. Toutefois, moyennant l’accord de la S.P.I., l’acquéreur pourra revendre le bien, et dans ce cas, l’acte de revente devra reproduire les clauses visées aux articles 2, 3, 4, 5 et 6.
La venderesse considérera comme exécutée l’activité économique telle que précisée à l’article 4 des présente, par la mise en œuvre de tous les moyens normaux et nécessaires ainsi que les efforts de promotion auxquels s’engage de bonne foi l’acquéreur pour que la vente ou la location, le leasing et la mise à disposition de l’immeuble décrit à l’article 3 intervienne dans les meilleurs délais.
CONDITIONS Particulières
Articles sept.- Tout travail de nature à modifier le niveau du terrain faisant l’objet de la présente vente ne pourra être effectué par l’acquéreur sans l’autorisation préalable de la venderesse.
Article huit.- L’acquéreur s’engage à n’installer ou à ne laisser installer sur le bien vendu que des enseignes ou panneaux publicitaires destinés à renseigner sa raison sociale, son nom ou les produits fabriqués ou vendus par lui. L’installation de cette publicité sera soumise à l’accord préalable de la venderesse. L’acquéreur s’engage à maintenir en état de parfaite propreté les parties non bâties de la parcelle.

20 Environment and health
Skechers shall at all times use its best efforts to minimize the impact of its activities on the environment and human health.
Skechers shall, both during the Agreement and afterwards, fully indemnify ProLogis and hold ProLogis harmless for all damages and costs resulting from the release by Skechers of harmful substances into the air, the water, the soil and the groundwater, or from any activity which is harmful for the environment or human health, including but not limited to (i) the fees and expenses for surveys or other studies, preventive or remedying measures and for monitoring programs, (ii) the decrease of the value of the Site, (iii) the loss of benefit of the exploitation of the Site, (iv) liabilities towards third parties and/or public authorities, (v) all penalties, interests, proceedings and fees of technical, legal and financial experts.
Prior to the commencement of this Agreement, ProLogis has conducted a Phase I Environmental Site Assessment, Industrial Park Hauts-Sarts-Milmort, ProLogis Belgium II Sprl ProLogis Belgium III, V, VI Sprl, Avenue du Parc Industriel, 4041 Herstal-Milmort (Liège), Belgium (GEDAS, January 18, 2001, project. number: 11/15/1844) and the Geotechnical Site Investigation (GEDAS, March 7, 2001, project number : 11/15/1844 — revision B) on the Site, for its own account. The Assessment and the Geotechnical site Investigation (together ‘the GEDAS report’) have been appended to this Agreement as Appendix 6. ProLogis shall have established an update of the GEDAS report (of both the Assessment and the Geotechnical site investigation) by GEDAS which will be communicated to Skechers prior to the official delivery date of the Premises, as referred to in Article 5, which will include drills on the Site and an examination of samples of the soil and ground water of the Site evaluated on the basis of the Walloon standards for the parameters for which such standards currently exist and on the basis of the Flemish standards for the other parameters (the “Update report”). This Update report will be attached to this Agreement as Appendix 7. The GEDAS report and the Update report represent a legally appropriate survey and is regarded a sufficient basis to describe the status of the soil and ground water of the Site, agreed by ProLogis and Skechers.
Prior to the termination of the Agreement, Skechers will, at its sole expense, order an accredited expert to carry out an exploratory soil survey on the Site.
If the results of this exploratory soil survey indicate that there are concentrations of substances in the soil and/or the groundwater of the Site exceeding the standards which apply on such date and/or which give cause to further survey measures and/or soil decontamination, Skechers will have these further surveys and soil decontamination carried out, for its own account.
Skechers will also compensate ProLogis for any damage which the latter may suffer as a result of any soil and/or groundwater contamination exceeding the contamination ascertained in ‘the GEDAS report’ and the Update report or as a result of the survey and remediation measures carried out by Skechers for such contamination
Skechers will make a reasonable effort to ensure that the survey and remediation measures are carried out prior to the termination of the Agreement and interfere as little as possible with the use of the Site.
21 Various clauses
21.1	This Agreement contains the entire agreement of the parties hereto with regard to the object to which it refers and contains everything the parties have negotiated and agreed upon within the framework of this Agreement.

No amendment or modification of this Agreement shall take effect unless it is in writing and is executed by duly authorized representatives of the parties.

The Appendices to this Agreement form an integral part thereof and any reference to this Agreement shall include a reference to the Appendices and vice versa.

It replaces and annuls any agreement, communication, offer, proposal, or correspondence, oral or written, previously exchanged or concluded between the parties and referring to the same object.

21.2	Notwithstanding any provision contrary to the present Agreement, neither party shall be liable for a delay or failure to fulfill its obligations under this Agreement arising from any cause beyond its reasonable control or arising from strikes, lockouts, work stoppages or other collective labor disputes, insofar that the party invoking the force majeure informs the other party as soon as reasonable possible of the occurrence and the estimated duration and the termination thereof, as well as an accurate description of the causes thereof. In case the situation of force majeure has a duration of more than two (2) months, the other party is entitled to terminate this Agreement in accordance with the terms of this Agreement.

21.3	The parties acknowledge that they have required all notices and legal proceedings provided for under the present Agreement, or related hereto, to be drawn up in the English language, to the extent permitted by rules of public policy relating directly or indirectly to these proceedings.

21.4	If one or more of the provisions of this Agreement is declared to be invalid, illegal or unenforceable in any respect under the applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected. In the case whereby such invalid, illegal or unenforceable clause affects the entire nature of this Agreement, each of the parties shall use its best efforts to immediately and in good faith negotiate a legally valid replacement provision.

21.5	No failure or delay of a party to exercise any right or remedy under this Agreement shall be considered a final waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21.6	If this Agreement is to be registered, Skechers shall do so as soon as reasonably possible. A proof of registration is to be submitted to ProLogis. The costs and possible penalties resulting thereof are to be borne solely by Skechers.

21.7	The parties acknowledge that they have required the present Agreement to be drawn up in the French and the English language, both with equal value. The French version will be used for registration purposes. The English version will be attached to the French version as Appendix 8.

22 Choice of Domicile
Any notifications and correspondence which must be addressed to the other party, may be served in a legally valid manner at the following addresses :
for ProLogis : ProLogis Belgium III sprl, Park Hill, Building A, 3rd Floor, Jan Emiel Mommaertslaan 18, B-1831 Diegem;
for Skechers : Skechers EDC, 159 Parc Industriel Hauts-Sarts, Zone 3, Avenue du Parc Industriel, 4041 Herstal.
Except if agreed otherwise, any change of address can only take place within Belgium. Any change of address must be notified by registered letter to the other party, the new address being considered the official address for purposes of this Agreement from the first business day following the sending of such notice letter.
Notwithstanding the preceding, all notifications between Skechers and ProLogis directly related to the Agreement shall be in the form of registered letters.
23 Competent Courts
In the event of any dispute relating to the conclusion, validity, the implementation or the interpretation of this Agreement, the courts of Liège will have sole and exclusive jurisdiction.
24 Applicable law
This Agreement shall be governed by and construed in accordance with Belgian law.
25 Bank Guarantee
By way of security for the due performance by Skechers of its obligations under the Availability Agreement, Skechers hereby gives to ProLogis a bank guarantee at first demand issued by a first class European bank having an office in Belgium and doing business in Belgium for an amount equal to the Price as defined in the Availability Agreement for a period of three (3) months plus service charges and plus VAT as determined and adjusted in accordance with the terms and conditions of this Agreement.
When the Price in accordance with Article 4 is modified, the amount of the bank guarantee will have to be adjusted in line with the annual adjustment of the Price payments every year. It will have to apply to the entire duration of the Agreement plus six months.
This bank guarantee shall only be released six (6) months after the expiry or termination of the Availability Agreement, including its extensions.
The bank guarantee shall be part of this Agreement and shall be attached to it as Appendix 9.
In the absence of the bank guarantee as at Commencement Date at the latest, this Agreement will be null and void ipso iure without any further notice being required or any legal proceedings to be started. If ProLogis should decide to refer to the lack of the bank guarantee and thereby invokes the nullity of the Agreement, all Price payments, charges and any other payments due to ProLogis under this Agreement will nevertheless remain in force as a compensation due to the unavailability of the Premises, without prejudice to any other compensation ProLogis may claim.
Next to the bank guarantee, ProLogis obtained from Skechers USA Inc., a company under the laws of the State of Delaware having its principal place of business at 228 Manhattan Beach Blvd, Manhattan Beach, CA 90266, USA, a letter, attached hereto as Appendix 10, pursuant to which the latter declares in favor of ProLogis, including the successors in title of ProLogis, the financial soundness and the complete observance by Skechers of its obligations under this Agreement. This letter is essential for ProLogis for entering into this Agreement.
In the absence of the letter at signing date, this letter will be provided within two weeks after signing this Agreement.
*
* *

This Agreement was made out in quadruplicate in Milmort
Each party acknowledges to have received its original copy.
May 20th 2008

/s/ Gerrit Jan Meerkerk For ProLogis Belgium III Sprl,	/s/ David Weinberg For Skechers,
Gerrit Jan Meerkerk	David Weinberg
The following Appendices are part of this Agreement:

Appendices:	1.	Situation Plan (02/06 6102 07-04-2008);
	2.	Building permit Application (E16256);
	3.	Plans and Specifications DC II / Outline specifications (May 2008);
	4.	List of services, supplies and site maintenance (09-Oct.-2007);
	5.	n/a
	6.	Gedas report;
	7.	n/a
	8.	n/a
	9.	n/a
	10.	n/a

Appendix 1
Situation Plan

Appendix 2
Building Permit Application

Walloon Region

Liège Directorate 1	Liège — 7 July 2008
Town Planning Division
Rue Montagne Sainte-Walburge, 2
4000 LIÈGE
Belgium

Tel. +32 (0)4/224.54.11.	REGISTERED LETTER
Fax +32 (0)4/224.54.66.	S.P.R.L. PROLOGIS Belgium III
J.E. Mommaerstlaan, 18
1831 DIEGEM
Your Ref.: /
Our Ref.: E16256/BM/MRM
Encl.: 1 set of plans + notification
APPENDIX 12 — FORM G
PUBLIC INSTITUTIONS OR
STATE APPROVED ACTION AND WORKS
DECISION TO GRANT PLANNING PERMISSION
The Delegated Officer,
Considering the Walloon Code of Law for Town and Country Planning, and Heritage;
Considering the decree dated 11 March 1999 relating to environmental permission;
Considering Volume 1 of the Code of Environmental Law relating to the assessment of the impact of projects upon the environment;
Whereas the private limited liability partnership S.P.R.L. PROLOGIS Belgium III has submitted an application for planning permission relating to a property located in HERSTAL (Liers), Avenue du Parc Industriel, recorded in the land registry under no. 450 e2, g2,
and the purpose of which is the construction of an industrial hall
Whereas the full planning permission application was filed with the Delegated Officer of the Directorate of LIÈGE 1 of the General Directorate for Town and Country Planning, Housing and Heritage. The application was filed by post and received on 15.05.2008;
Direction générale de l’Aménagement du territoire, du Logement et du Patrimoine
General Directorate for Town and Country Planning, Housing and Heritage
Main address: Rue des Brigades d’Irlande 1, B-5100 Namur • Tel.: 081 33 21 11 • Fax: 081 33 21 10
www.wallonie.be • Freephone no. 0800 11 901 (general information)

Our Ref.: E16256/BM/MRM	2/3
Whereas the property in question is recorded in the LIÈGE area plan approved by the Walloon Region Executive Decree (A.E.R.W.) dated 26.11.1987 for trade & industry activity and which has continued to apply to the aforementioned property;
Whereas the project falls within the scope stipulated in Article 1, item 5 of the decree dated 11 March 2004 relating to infrastructure accommodating business activities;
Whereas municipal building regulations approved by the Executive Decree dated 05.09.1980 are in force throughout the municipal territory where the property is located;
Whereas the planning permission application comprises an environmental impact assessment notice;
Whereas the services stipulated below have been consulted on the following grounds:
—	the Promotion Initiatives Service SPI+, whose opinion requested on 21.05.2008 and issued on 28.05.2008 is favourable;
—	Whereas the project is located within an area of the SPI+;
—	the I.I.L.E., whose opinion requested on 21.05.2008 and issued on 16.06.2008 is favourable subject to conditions;
—	on public safety grounds;
Whereas the opinion of the Municipal Council was requested on 23.05.2008 and issued on 10.06.2008; and that its opinion is favourable subject to conditions;
     Taking into consideration the plans registered by my department on 28.03.2008;
     Taking into consideration the project consists of:
—	the construction of an industrial (storage) hall of 21,275 m2 as an extension to an existing hall;
     Whereas the planning permission application does not relate to any project featuring on the list decreed by the Government and which, given its nature, its dimensions or its location, is subject to an environmental impact study, taking into account the selection criteria stipulated in Article D.66 of the Code of Environmental Law;
     Whereas the planning permission application is accompanied of an environmental impact assessment notice, and that this notice is complete and appropriately identifies, describes and assesses the direct and indirect impact, and this in the short, medium and long term, of the project layout and implementation upon humans, the fauna and flora; the soil, the water, the air, the climate and the landscape; real estate and cultural heritage; the interaction between the factors stipulated above;
     Whereas the planning permission application is not accompanied of an impact study, that the authority is of the opinion that in view of the aforementioned notice and of the plans, that taking into account the relevant selection criteria stipulated in Article D.66, section 2, the project is not likely to have any significant impact upon the environment;
     Whereas judging from the plans and the photographic report included in the case file, the impact of the project upon the landscape is insignificant;
     Whereas the planned installation does not compromise the general intended use of the area, nor of its architectural nature;

Our Ref.: E16256/BM/MRM	2/3
And consequently,
DECIDES
     Article 1: The planning permission applied for by the private limited liability partnership S.P.R.L. PROLOGIS Belgium III is granted subject to the following conditions:
— To comply with the decision of the I.I.L.E. enclosed in the appendix;
— To request an inventory of the pavement, the alignment and the level as well as information on the layout of the structures at least 60 days before the estimated date of the start of the works, using the enclosed form. The applicant should take note of the municipal rules and regulations concerning the information on the layout of the structures in accordance with Article 137 of the C.W.A.T.U.P. and the regulations concerning municipal fees for the information on the layout of the structures;
— To provide ventilation for social premises in accordance with the standards in force;
— To install an inspection chamber or an inspection hole at each junction and change of direction in the drainage pipework;
— The access routes to the site must to be installed using a hydrocarbon road covering that makes it possible to differentiate between the public area and the private area;
— The pavement and the gutter system must not under any circumstances be removed or modified;
— The soil originating from the terracing must be disposed of at an inert waste sorting centre. It must not under any circumstances be used to backfill the land;
     Article 2. — This decision is issued to the applicant and to the Municipal Council of HERSTAL;
     Article 3. — The holder of the planning permission must notify the Municipal Council and the Delegated Officer, and this by registered letter, of the start of the works and of the permitted processes, at least eight days before starting these works or processes.
     Article 4. — This planning permission does not dispense the holder from applying for the compulsory authorisations or permits imposed by other legislation or regulations.
Delegated Officer
     André DELECOUR
Director
Your contact: Bernadette MOTTET — Architect

Our Ref.: E16256/BM/MRM	2/3
EXTRACTS FROM THE WALLOON CODE OF LAW FOR TOWN AND COUNTRY PLANNING, AND HERITAGE
1) MEANS OF APPEAL
Art. 127. Section 6. The applicant and the municipal council can lodge an appeal to the Walloon Government within thirty days from receipt of the decision from the delegated officer or from expiry of the deadline stipulated in Article 127, section 4, paragraph 2.
2) DISPLAY OF THE PLANNING PERMISSION
Art. 134. A notice stating that the planning permission has been issued must be displayed on the land facing the highway and legible from the latter, and if this relates to works, prior to the start of the site and throughout the entire period of the works, or in other cases, starting from the preparatory work, before the process or processes have been executed and throughout the entire period of their execution. Throughout this period, the planning permission and the attached case file or a certified true copy of these documents issued by the municipality or the delegated officer must at all times be available to the bodies referred to in Article 156 at the location where the works are executed and the processes are performed.
3) EXPIRY OF THE PLANNING PERMISSION
Art. 87. Section 1. The planning permission expires if, within two years from the date of issue of the planning permission, the beneficiary has not started the works in any significant way. Section 2. The planning permission expires for the remaining section of the works, if the latter have not been completed within five years from the date of its issue, except if the works are authorised to be executed in phases. In this case, the planning permission determines the start of the deadline of expiry for each phase other than the first.
The planning permission expires ipso jure.
4) EXTENSION OF THE PERMISSION
Art. 87. Section 3. Upon application by the beneficiary of the planning permission, the latter is extended for a period of one year. This application must be lodged thirty days prior to the expiry deadline stipulated in Article 87, Section 1.
The extension is granted by the Government or the delegated officer.
5) CERTIFICATION OF CONFORMITY OF THE WORKS
Art. 139. Section 1. The beneficiary of the planning permission must have the condition of the property inspected for compliance with the planning permission, and this at the latest within six months from expiry of the deadline stipulated in Article 87, Section 2, or prior to any assignment. In the case of assignment more than three years following an inspection, the assignor must ensure that the property concerned is inspected for compliance with the planning permission prior to the deed of assignment. However, an inspection is compulsory prior to any assignment following a provisional inspection.
     Section 2. The inspection must be performed by an authorised certification body, selected by the beneficiary of the planning permission or the assignor. If the municipality has not received the town planning certificate of conformity or the document containing the refusal of a town planning certificate of conformity at the end of the six months following expiry of the deadline stipulated in Article 87, Section 2, the Municipal Council or the body appointed by the Municipal Council will automatically commission an authorised certification body to proceed with the inspection.
In any case, the cost of the inspection will be borne by the beneficiary of the planning permission or by the assignor.
6) SPECIAL PROVISIONS APPLICABLE TO GROUP STRUCTURES
Art. 126. When planning permission authorises several structures and if these structures imply the creation of infrastructure and of communal equipment, including water treatment equipment, the planning permission can make these transformations subject to, and this free of charge or against payment, to division, the creation of a long lease or rights to surface area, or a lease of more than nine years, applicable to all or part of these properties:

1. A certificate issued in accordance with the terms and conditions stipulated in Article 95, paragraph 1;

2. A deed of division drawn up by the notary stipulating the town planning guidelines for all of the structures and the management methods of the communal areas.

The planning permission must mention any possible phases of execution of the structures and state the start of every phase.
N.B. LAYOUT
Please note Article 137 of the said Code of Law and therefore the necessity to make contact with the municipality concerned.

Our Ref.: E16256/BM/MRM	2/3
Article 137. The planning permission can determine the order in which the works have to be executed and the deadline within which the terms and conditions of the planning permission have to be met. The start of the works relating to the new structures, and this including the extended floor occupation of existing structures, will be subject to an on-site statement of the layout performed by the Municipal Council.

This statement will be recorded in an official report.

Appendix 3
Plans and Specifications DC II/
Outline Specifications

Outline Specification
SKECHERS DC 2 Milmort
Distribution Center/Warehouse:
➢	Minimum clear height of 10.8 m

➢	Steel building frame or concrete building frame with wooden laminated beams design reference-period 50 years.

➢	General column bay spacing 22m x 12 m

➢	2 Overhead doors, 4x 4,5 meter

➢	Certified ESFR K14 roof-net sprinkler system in warehouse

➢	Loading docks 28 nos. electrically operated doors and levelers (6t dynamic load, l0t static load), equipped with weather shelters and buffers, doors with vision panel.

➢	Loading pit (concrete) in front

➢	3 no level access doors per fire compartment

➢	Minimum floor loading capacity of 5,000 kg/m2, and a rack leg load of 6000 kg.

➢	Average floor flatness of Zeile 4 (DIN 18202) — 5 mm under 2m screed

➢	Heating central gas heating to 18°C with outside temperature -10°C

➢	Abrasion resistance top floor according class MS 25, Dutch code NEN 2743.

➢	Minimum lighting level 150 Lux; average lighting level 200 Lux, measured on 1 meter above floor before the installation of racks.

➢	Fire alarm and evacuation alarm, fire hoses, emergency lighting as per regulations.

➢	Insulation value of 2.5 for the roof and façade (Rc = 2.5 m2K/W)

➢	Roof rainwater discharge through a pluvia system

➢	Insulated concrete panel plinth (height 2,25m) at loading docks (front façade) and at side and back facades (height 3,75m)

➢	Maximum air leakage of the warehouse shell: 3 m3/h/m2

➢	Concrete wheel guides to protect loading docks

➢	Crash protection poles for all dock doors, level access doors and sliding fire doors. Crash protection for all vertical pipes and stairs in the warehouse.

➢	Per unit battery charge points with battery charge electrical connection point:
-	5 outlets 3*400V/32A (excluding equipment)

-	5 outlets 240V/16A (excluding equipment)
➢	Windows in front on mezzanine level, see drawing architect.

➢	3 fire rf 1/2 hr, doors 3.8 x 4.85 m in fire wall, according to local regulation.

➢	Mezzanine floor above loading docks, depth 9.45 meter deep and a floor load capacity of 400 kg/m2.

➢	Transformer and switch room by DC1 existing building.

➢	Water supply sprinkler by existing installation.

➢	Sprinkler pump and room according to regulations

➢	Restroom/ canteen on mezzanine.

➢	A grey water system to be installed for re-use of rain water for flushing toilets and irrigation

➢	Employee entrance in side wall under mezzanine

➢	Guard house between truck entrance and truck exit including new entrance trucks see drawing architect.

➢	Fire alarm and evacuation alarm, fire hoses, emergency lighting as per regulations.

Site/Exterior
➢	2 m high security fencing and manually operating sliding gates.

➢	Loading pit is suitable for incoming and outgoing standard European trucks according to EVO advice

➢	Landscaping as required

➢	Concrete brickwork paving with heavy-duty 100 mm in truck zone, 80 mm in passenger vehicle areas.

➢	Ample car parking and truck on site (in front of building, see drawing architect)

➢	The front of the façade of the truck court has an average lighting to 10 Lux

➢	Outside lighting: Roads and parking 20 Lux
Loading area and entrance   75 Lux
@ProLogis, May 2008

2

Appendix 4
List of Services, Supplies and
Site Maintenance

List of Supplies and Services for the rented property

Component	Frequency
Doors

* Inspection and maintenance of dock equipment (overhead doors, levellers, shelters)	1x p.a.
* Maintenance of exterior door and window furniture

Grounds

* Maintenance of paved areas	1x p.a.
* Clean channels, pump sumps, Inspection chambers and outlets, flush through foul water sewer	1x p.a.
and clean settlement tank	2x p.a.
including: removal of waste in an environmentally sound manner
* Preventative maintenance of electric sliding gates and turnstiles on site	1x p.a.
* Maintenance of green areas	N/A
* Sweep whole site	N/A
* Barriers/outdoor lighting	N/A

External walls

* Clean external walls and claddings of warehouse, offices + guardhouse	1x/3. years
* Clean external walls and claddings of offices 1x p.a. after first cleaning	1x p.a.
* Clean glazing	N/A

Paintwork

* Touch up interior paintwork	1x p.a.

Roof surfaces

* Check roof safeties	N/A
* Clean roof surfaces	2x p.a.
* inspect roof (payable by owner)	N/A

General structural

* Minor structural maintenance, split between several visits per year (max. 3)	1x p.a.
* Preventative maintenance of fire shutters	1x p.a.
* Preventative maintenance of (interior) sun shading	1x p.a.

Lift systems

* Regular maintenance of lift systems in accordance with regulations	N/A
* Testing of lift systems in accordance With regulations	N/A

Building maintenance systems

* Regular maintenance of building maintenance systems in accordance with regulations	N/A
* Testing of building maintenance systems in accordance with regulations	N/A

Plumbing and HVAC systems

* Preventative maintenance of plumbing and HVAC systems	N/A
System components:
* Boiler systems
* Switching cabinets and control equipment
* Air conditioning systems
* Gas-fired air heaters
* Cooling systems (split systems and/or refrigeration equipment)
* Tempering valves, motorised valves, valves, filling and drain cocks
* Circulating pumps, pressure expansion tanks, non-return valves, safety devices
* Air humidifiers

* Jobs to be performed:
* Inspection and maintenance of equipment installed	1x p.a.
* Check filters (cean, replace)	1x p.a.
* STEK / F gases decree inspections of refrigeration equipment and airco	2x p.a.
* Periodic inspection of heating equipment under Environmental Management Act	1x/2 years

* including consumables such as air filters (1x p.a.), drive belts, lubricants, cleaning agents, paint, Indicator lamps, screw fuses up to 25A, ionisation / ignition pins	N/A
* Fix faults
* Use lifting platform	N/A

List of Supplies and Services for the rented property

Components	Frequency
Sanitary installations

* Preventative maintenance of sanitary installations, installation components:	1x p.a.
* Toilet, basin, shower, utility sink and urinal combinations
* Fire hose reels
* Electric water heaters, gas water heater
* Wash troughs
* Fire hydrant systems
* Eye showers
* Pantries
* Rainwater outlet and emergency, overflow, outlets
* Duborain systems
* Fire hydrants including flow meters

Electrical systems

* Preventative maintenance of electrical systems with a hour response time	1x p.a.
System components:
* Electrical system
* Emergency lighting system
* Lightning protection
* Barrier system
* Intercom system
* Evacuation alarm system
* Surcharge for reducing response time to 4 hours	All year round

* Thermographic Inspection of electrical system	1x/3 years
* Replace fluorescent tubes in racking warehouse	1x/8 years
* Replace fluorescent tubes in other warehouse locations	1x/5 years
* Systems/equipment installed by tenant, e.g. security systems,	N/A
access control systems, Internal turnstiles, battery chargers, wrapping machines,	N/A
additional compressors, equipment in ESD room, etc.	N/A

Sprinkler system

* Preventative maintenance of sprinkler system	1x p.a.
* Test sprinkler system on fortnightly basis as per regulations	26x p.a.
* Replace gaskets in alarm valves	1x/3 years
* Preventative maintenance of sprinkler control panel	1xp.a.
* Replace batteries in sprinkler control panel	1x/3 years
* Preventative maintenance of sprinkler pump set	1x p.a.
* Replace oil and filters on sprinkler pump set	1x p.a.
* Replace gaskets, thermostat etc.	1x/2 years
* Replace hoses and V belts	1x/6 years
* Major overhaul of pump set	1x/12 years
* Check condition of clean water tank	1x/15 years
* Inspection of sprinkler system by inspection bureau	2x p.a.
* Preventative maintenance of fire doors	1x p.a.
* Preventative maintenance of smoke vents	1x p.a.

Leglonella

* Produce leglonella control plan	N/A
* Perform checks detailed in legionella control plan	N/A

Environment

* Take air and/or contact samples for checking indoor environment	excluded

General

* Gas
* Water
* Electricity
* Waste removal
* Pest control
* Telephone

*	Component if applicable; specific in-house components may be added.

*	Final frequency to be set in line with use and business process.

*	Service level may be extended by mutual agreement (based on Article 16 of the General Terms and Conditions)
Date: 9 October 2007

Lease Prologis DC II
Appendix 6:
Gedas Report

GEDAS NV
Clara Snellingsstraat 27
2100 ANTWERPEN-DEURNE
Tel 03 360 83 00
Fax 03 360 83 01
ProLogis BV	E-mail: info@gedas.be
Capronilaan 25-27
1119 NP Schipol-Rijk

The Netherlands

Deume, 23th September 2002

Contact: kpeperstraete@gedas.be mclerinx@gedas.be

Project: Phase I Environmental Site Assessment ProLogis Belgium II Sprl Avenue du parc industriel Industrial Park Hauts-Sarts-Milmort	Our Ref.: 11/15/002415 Direct line: 0032/3/3608395

Final Report: Update Phase I Environmental Site Assessment	Direct fax: 0032/3/3608394
Client:
ProLogis BV
ISO 9001 gecertificeerd voor:
Adviesvertening, studie en ontwerp van gebouwen, infrastructuur, milieu en ruimtelijke ordening

CONTENT

Date: 23th September 2002	Page: 2/44

Page
6 CONCLUSIONS AND RECOMMENDATIONS	29

Date: 23th September 2002	Page: 3/44

APPENDICES

1.	Site Photographs
1.1.	Site photograph
1.2.	Aerial photograph

2.	Plans and Charts
2.1	Location site
2.2	Location borings
2.3	Location current and future buildings
2.4	Measurement plan
2.5	Location photographs
2.6	Location heating equipments

3.	Documents
3.1.	Cadastral map
3.2.	Soil investigation
3.3.	Groundwaterdata
3.4.	Industrial zoning
3.5.	Building permit
3.6.	Reaction of municipality of Herstal
3.7.	Correspondence with the archeological authorities

4.	Environmental Report Tick List

Date: 23th September 2002	Page: 4/44

1 Introduction
1.1 Background — Purpose of the Report
GEDAS, member of the ARCADIS-group, was commissioned by ProLogis on behalf of Prologis Belgium II S.p.r.1. (“ProLogis”) on August 15, 2002 to perform an update of a Phase I Environmental Site Assessment (Phase I ESA) of a Site in Liège, located near the Avenue du Parc Industriel, 4041 Herstal-Milmort (Liège), Belgium (“the Site”).
The contract is based on the ARCADIS proposal 2002.M5662 from August 14, 2002.
Representative photographs of the site / site inspection findings are attached in appendix 1; an overview map is shown in appendix 2.1.
Although no soil investigation is included in a Phase I Site Assessment, based on the ASTM practice, an investigation has been conducted in August 2002 and is added in appendix 3 (3.2.).
1.2 Scope of Work/Methodology
ARCADIS GEDAS already performed a Phase I Environmental Site Assessment of the site located near the Avenue du Parc Industriel, 4041 Herstal-Milmort in October-November 2000. This assessment did not identify any non-compliances with the environmental legislation. No further investigation was required by the environmental authorities.
This above described assessment was updated. The update was carried out to define the present environmental condition of the site and to identify potential sources of environmental liabilities.
The main objectives for this update are to acquire an understanding of any changes in the current situation compared with 2000 and liabilities with regard to:
•	actual and previous use/site history;

•	soil and groundwater;

Date: 23th September 2002	Page: 5/44

•	general environmental setting;

•	surrounding land use and potential impacts on the site;

•	legal requirements, permits;
The Phase I ESA is based upon the following activities:
•	Record review: review of available information related to the former and present uses of the location and adjacent properties.

•	Site reconnaissance: a visit to the property to investigate the Site and surrounding properties.

•	Interviews with current owners and with the government

•	Preparation of a written Phase I Environmental Site Assessment report, with a summary of GEDAS’s conclusions and recommendations.
1.3 Planned Land Use of the Site
In 2000 the investigated site (app. 15.5 ha) was free of any construction and was used as arable ground (mainly for cereals).
In 2001 the land was divided in 2 pieces (Lot I and Lot II) with each a surface of app. 8 ha. On one of these parcels (Lot I) a building (Lot I, Phase I) has been constructed. ProLogis plans to rent out this new constructed building. Therefore the investigation (Phase I ESA and limited soil investigation), only considers this part of the parcel with the building on.
Extensions to the buildings are foreseen in the near future. A second part of this building will be constructed in the future years (Lot I, Phase II) (cf. appendix 2).
The existing buildings and planned buildings are shown in appendix 2.3. The logistics hall and the office were at the time of site inspection not put into use(22/08/2002).

Date: 23th September 2002	Page: 6/44

1.4 Limitations of Investigation/Disclaimer
The Phase I Environmental Site Assessment (ESA) was performed by GEDAS in conformance with the scope and limitations of the American Society of Testing Materials (ASTM) standard practice for Phase I Environmental Site Assessments (E 1527-00) and the Master Services Agreement for consulting with ProLogis European properties Fund, ProLogis Trust, ProLogis B.V. or any of its European affiliates and subsidiaries, agreed and accepted on 4 November 1999.
The Phase I ESA comprised a site visit on August 22, 2002. The site inspection was conducted by Mr. Herwig Teughels and Mr. Kristof Peperstraete. The desk study was performed by Ms. Marleen Clerinx. The desk study comprised a limited review of existing documentation as well as confirmation of regulatory compliance from provided/presented permits or revision protocols and the interpretation of information on the environmental setting of the area in wich the site is located.
The results, findings, conclusions, and recommendations provided in this Phase I Environmental Site Assessment report are based on the conditions that were observed during the Site inspection, the review of past occupancy history of the location and information asked for by several authorities provided.

Date: 23th September 2002	Page: 7/44

2 Property Description and Environmental Setting
2.1 The Property
2.1.1 Property Description and Location
The Site is located in an industrial zone (cf. appendix 3, 3.4.) in Herstal-Milmort (“Parc d’activités économiques de Hauts-Sarts”), app. 6 km northeast of the city centre of Liège, along the E313 highway Liège-Hasselt (Exit 34) and the A601 (see Site Map, appendix 2).

The nearest houses are situated at a distance of approximately 0,5 km at the northeastern site of the Site. Public transport facilities are present.
The surrounding streets are well maintained and new streets are under construction in other parts of the industrial zone.
The railway station of Herstal is situated at 1,5 km from the Site. At 11,5 km from the site, the airport of Liège is located (in Voroux-Goreux) and the airport of Maastricht is located at app. 46 km.
The investigated part of the site comprises an areal extent of app. 4 ha, of which the logistic hall covers ca. 22.450 m2. The future attached building (Lot I, Phase II) covers also 22.450 m2 according to the reviewed plans.
A transformer building (approx. 6 m2) is located on the northwestern side of the site. A gas main station is located near the main entrance of the site.
Approx. 20.000 m2 are sealed traffic- and parking areas.
A detailed topographical site survey was carried out in 2001. No final detailed topographical survey (levels) was recieved. The actual buildings show no deviation to the planned building location and size according to the received information from ProLogis.

Date: 23th September 2002	Page: 8/44

The buildings were constructed in the year 2001-2002. No business operations were started. The first tenants will enter the building 15th September 2002. The site layout maps are attached in appendix 2.

Land Register Identification:	Avenue du Parc Industriel
4041 Herstal-Milmort (Liège)
Owner of the properties:	ProLogis Belgium II Sprl
Address:	Capronilaan, 25-27
Town/city:	Schiphol-Rijk
Country:	The Netherlands
Postal code:	1119 NP
Managing Director	Ko Nuiten
Contact person:	Zuzanna Eskinasi
Telephone:	+31/206.556.639
Fax:	+31/206.556.600

Officially responsible persons
For environment:	none required
for (waste-)water:	none required
for waste:	none required
for hazardous transports:	none required
for health and safety:	none required
for fire protection:	none required

Certification:	Not applicable
At actual location since:	Not applicable — still a vacant building
Significant changes:	agricultural use until approx. 2001
2001 till 2002 construction of building (Lot I, Phase I)

Business activities:	Not applicable — Untill now no activities have been executed on the investigated site

Number of employees:	Not applicable
Administration:	Not applicable
Storage / production:	Not applicable

Date: 23th September 2002	Page: 9/44

Working hours:	Not applicable

Buildings rented out
to external companies:	none
Rented buildings:	none
2.1.2 Current Property Use / Site Operations
The Site is classified as an industrial area allowing non-polluting industrial activities. Zone 3 of the industrial parc in which the Site is located, allows only transportation and transport-related activities since this zone is specified as “parc industriel pour les logistics”. The entire surface of this Industrial Zone 3 is app. 121 ha.
The land studied in 2000 covered approximately 15,5 ha. The whole Site was at the time (2000) owned by S.P.I. (Services Promotion Initiatives en Prov. de Liège, Rue Lonhienne, 14 in 4000 Liège).
This site was in 2001 divided in 2 parts (Lot I and Lot II) of each app. 8 ha. ProLogis bought one of both sites in June 2001 (Lot I). The other part is still property of S.P.I.

Lot I was divided in two pieces : Lot I, Phase I and Lot I, Phase II. Each Phase covers approximately 4 ha. Only Phase I is included in this investigation.
The Site of interest (Lot I, Phase I) covers approximately 4 ha. A building of app. 22.450 m3 had been constructed. No electrical towers and overhead power lines are located on the site. Along the southern property border three electrical towers are present.
The cadastral data from Lot I are known as :
•	community of Herstal, Division 6, Section A, cadastral parcel 620 a (27.529 m2)

•	community of Herstal, Division 7, Section A cadastral parcel 450 b2 (40.548 m2)

•	community of Herstal, Division 7, Section A cadastral parcel 450 c2 (9.576 m2)

(cf. appendix 3.1.).
One big distribution facility/warehouse with an office department is located on Site.

Date: 23th September 2002	Page: 10/44

The current site operation (empty building) is not qualified as of any environmental concern according to the results of the site visit, data review and according to verbal statements of the authorities. Specific operation permits beyond the general construction are not required at this time.
2.1.2.1 Electricity, Transformers
The plant’s electric system is connected to the public supply net (Idea, in the past Electrabel). No PCB containing transformers or capacitors are in use on site as far as noticed during the site visit. This was confirmed by ProLogis.
The site operates 1 transformer in the transformer-station located near the sprinkler installation (see map in appendix 2.2); the power output is 630 kVA.
2.1.2.2 Water Management
Water Supply
The potable water supply of the Site is partly provided by the S.W.D.E. (Société Wallone des eaux) and the C.I.L.E. (Compagnie Intercommunale Liègois des eaux). This water concerns sanitary and drinking water. A sprinkler basin (capacity 550 m3) is present on the site (southwestern area of the location).
Sewer System / Waste Water
The site’s sanitary waste water and storm water is collected separately in the site’s sewer system and conveyed to the new public sewage system. The internal sewer consists of PVC-pipes.
The site does not operate a water / oil separator (not required); production waste water generating processes are not carried out at this time. Sanitary water is headed via a degreaser towards the sewer system.
2.1.2.3 Heating Units
The site operates a natural gas fueled heating system consisting of:

Date: 23th September 2002	Page: 11/44

•	a heating circuit with a boiler unit (Ø 160) in the administration building (Firm Elco Klöcler) Two heating rooms are present. The equipment in the offices consist of Radson radiators.

•	16 modern heating radiators type Reznor in the logistic halls.
The radiators in the logistic halls should periodically be supervised by a certified chimney sweep company.
The location of the boiler unit in the administration building is shown in Appendix 2.6.
2.1.2.4 Heating Oil
The site does not operate a heating oil fueled system.
2.1.2.5 Natural Gas
There is a natural gas pipeline (Association Liégois de gaz (A.L.G.) and Distrigas) and a sewage draining system. Electrical power is provided by A.L.E. (Association Liégois d’léctricité).
2.1.2.6 Underground Storage Tanks (USTs)
At the site, no underground storage tanks are noticed. No visit was executed inside the building, only the exterior part.
2.1.2.7 Aboveground Storage Tanks (ASTs)
At the site, besides the water tank (550 m3), no aboveground storage tanks are noticed. No visit was executed inside the building, only the exterior part
2.1.2.8 Fuel Station
No fuel station or battery loading stations are noticed on site.

Date: 23th September 2002	Page: 12/44

2.1.2.9 Storage of Chemicals
Nowadays the activities of the site do not (yet) comprise the use, storage and/or handling of hazardous materials and materials of environmental concern.
According to the owner of the site, no spills or accidents occured till date during the building of the hall.
2.1.2.10 Emissions to the Atmosphere
In the future due to the gas heating / boiler exhausts, emissions will be generated on the site. At this time no air emissions are present on site.
2.1.2.11 Noise, Vibration and Odor Nuisance
Up till now the site does not operate heavy noise generating machinery leading to external noise emissions above the permitted emission values for industrial areas nor generating relevant vibrations.
No complaints occurred during the building of the warehouse.
The truck traffic to and from the ProLogis- site will not pass designated residential areas. Since the site entrance as well as the loading / unloading areas and internal traffic zones are not neighbored by housing areas, truck traffic generated noise emissions are unlikely to be a nuisance in the future.
Odor emitting processes do not occur at the site.

Date: 23th September 2002	Page: 13/44

2.1.2.12 Waste Materials
The site (empty building) produces no hazardous commercial waste (packaging material, cardboard, plastic foil etc.) or normal office waste.
2.1.2.13 Potentially Contaminated Building Materials
Asbestos Containing Materials (ACM)
ACM has not been identified during the inspection of the recently constructed building and is not present according to the owner and the reviewed construction documents (i.e. installation of ACM in new buildings is forbidden according to the applicable Belgian legislation).
PCB
The site does not operate PCB-containing transformers according to the owner; PCB-containing earth cables have not been installed.
2.1.2.14 Radioactive Materials
Prologis has not been using or storing radioactive materials. Ionization-smoke-detectors containing radioactive substances are not used on the site.
2.1.2.15 Other Contaminated Building Material
During the site visit, no contamination of building materials has been observed (new building).
2.1.2.16 Health & Safety
Dangers to the public could not be detected at this time. The site is not in possession of an emergency plan at this time. No plan is required at this time.

Date: 23th September 2002	Page: 14/44

2.1.2.17 Fire Protection
The municipal fire prevention revised the application for the building permit (prior to the start of the construction of the building) and imposed some rules concering fire protection.
According to the reviewed permit the following rules should be followed :
•	Implantation : A connecting road should be present for the intervention vehicles (fire department, ambulance ,...) This road should be 4 m long and should be located at a distance of 2 m from the building. This has been fulfilled.

•	Structure : Rf-value (fire resistance) 1/2 h, electricity should be controlled by a recognized expert, the safety exits should be clearly marked, pictograms must be applied, an alarm should be installed

•	Fire protection : The site must be equipped with sufficient hose reels. The whole building must be reached with one jet of water. A proposal with the implantation of the fire extinguishers for the whole building complex must be transferred. Two Fire extinguishers based on water must be installed on each officelevel. Four CO2 fire extinguishers must be installed on specific sites on the location. The installation of automatic fire / smoke detectors and a sprinkler system is required. An aboveground hydrant should exists (possible to supply 60 m3/hour, during 2 hours).
Should future storage and handling of large volumes of combustible/flammable materials or an expansion of the halls result in an increase of fire risk, than an upgrading of the present fire prevention / fire fighting installations would be required.
2.1.3 Previous Property Use
The site was used for agricultural purposes until 2000-2001. Mainly cereals and maize were grown on the land. An aerial photograph ordered by the firm Eursosense showed that in 1985 no activity was present on the site.

Date: 23th September 2002	Page: 14/44

2.1.4 Summary of Property History
Besides the above mentioned previous use, the site development till date comprises the construction of the present logistic hall and related administration- / service building in 2001-2002. On the 15th of September, new tenants will enter this buildings.
2.2 Environmental Setting
2.2.1 Geology
The geology of the location can be schematised in the following way:
The site of investigation is situated in the wide valley of the Meuse. Immediately below surface, Quaternary river deposits occur. These can consist of gravel (Pleistocene Meuse terraces) and a mixture of sand, silt and clay (Holocene Meuse deposits).
Below these recent layers, the Paleozoic basis occurs. At the location the top is formed by deposits of Westphalian and Namurian (late Carboniferous) age. These consist of sandstone and schist, alternated with coal beds. Underneath, the Visean and Tournesian limestones occur. The underlying Devonian beds consist of alternating thick limestone and sandstone layers. The basis of the Paleozoic layers is formed by metamorphous schist and kwartsite of Silurian and Cambrian age.
Potential aquifers in the region are formed by the Meuse gravel deposits, and the Paleozoic limestones in which secondary porosity was created by karstic phenomena.
2.2.2 Hydrogeology
According to Mr. Lalleman d’Herstal (2000) it is not possible to abstract groundwater at this location. This is due to the presence of sandstone, schists, limestone and coal beds in the subsoil. The groundwater level of the first aquifer should only be situated at 118 m-gl in the Houiller. However in this formation some sandstone layers can be present with a thickness of 20-30 m. It is impossible to abstract water from the sandstone layers.

Date: 23th September 2002	Page: 16/44

We asked once more for the groundwater abstraction within a radius of 2 and 5 km. Four active abstractions (undrinkable) are present within a distance of 2 km. Two non-active groundwater abstraction wells are present within a distance of 2 km. One potentially polluating activity is present within a distance of 2 km : Axima S.A.. The data are presented in appendix 3 (3.3.).
2.2.3 Hydrology
Rainwater is collected on the site and conveyed into the public sewage system (separation rainwater — discharged waste water). The only surface water bodies of importance for the Site are the river called the “Meuse (de Maas)” and the Albert canal, both located approximately 6 km to the east of the Site. The direction of the groundwaterflow can not be determined based on present data.
The Site is located in an area with problems with respect to rainwater. The soil in this area is very impermeable, which makes it very hard for rainwater to infiltrate in the soil. This was obvious during the site visit as the soil was very swampy after a downpour. A big pond was visible on the southeastern site.
2.2.4 Topography
The topography of the Site slopes from the southeast to the northwest. On the site of Weerts a pile of soil was visible. No information concerning the origin of the ground was given. Probably the soil is originating from Weerts.
2.2.5 Previous Investigations
In the past GEDAS carried out an environmental and geotechnical investigation in the current investigation area and on the neighbouring site.
According to the reviewed files provided for the Phase I Environmental Site Assessment, GEDAS produced the following reports for the site and the neighbouring site:
•	Measurement plan dated 6th November 2000, 03/3043 (neighbouring site)

•	Measurement plan dated 6th of January 2001, 11/11/1844

Date: 23th September 2002	Page: 17/44

•	Phase I Environmental Site Assessment; dated 5th October 2001, 03/3043 (neighbouring site)

•	Phase I Environmental Site Assessment; report 11/15/1844 dated 18th January 2001, 11/11/1844

•	Geotechnical site investigation dated 29th November 2000, 03/3043 (neighbouring site)

•	Geotechnical site investigation dated 23th January 2001, 11/11/1844

•	Soil investigation dated 9th October 2000, 03/3043 (neighbouring site)

•	Topographical survey dated December 21st 2000, 11/11/1844
Together with the geotechnical study on the neighbouring parcels, 8 soil samples were taken and were analysed to determine the soil quality. No concentrations exceeded the Walloon Background Values or the Flemish Vlarebo Intervention Values.
A new soil investigation was executed on the current site.
2.2.6 Environmental Sensitivity
No wooded areas were observed on or around the property by GEDAS at the time of the Site inspection. The Site was formerly covered with cereals. No stressed vegetation was noticed. The site is not located in a biological valuable area. This was once more asked to the institution of nature conservation.
Regarding the presence of archeologic relicts, an inquirement was made once more with the authorities.
According to the S.P.I. no relicts were ever found on surrounding properties.
The “Service des fouilles de la région Wallonne” has mentioned in 2000 the possible presence of a Roman track from Tongeren to Herstal (Chaussée Brunehaut on the map). This implies that every demand for a building permit should be advised by the “Service de Archéologie, Direction de Liège”. They should attend every meeting concerning the preparation of the works and the start up of the activities. If something important is found they can stop the works.
There were contacts with this autorities during the construction works. A copy of this correspondence is represented in Appendix 3.7.
To the west behind the E313 the municipality of Liers is situated. To the east at 1,5 km the municipality of Milmort is located.

Date: 23th September 2002	Page: 18/44

2.2.7 Planning Applications
The district plan defines the site and its surrounding as an industrial area. A copy of this Plan is attached in appendix 3.4. Additional legal obligations were asked for by the competent autorithies.
Building permission for the constructed building :
The building permission was granted on March 5th, 2001. The building permission for the Phase I distribution center is attached in Appendix 3.5.
2.2.8 Current Surrounding Uses
The Site is bordered to the west by the “Avenue du parc industriel” and the E313 Highway and to the other sides by small to medium sized enterprises.
The closest neighbours are Weerts (to the south) and Techspace Aero (to the east). These companies are medium-sized enterprises. Weerts is specialised in transport of biscuits. Techspace Aero produces aircraft engines. On the other sides the site is bordered by agricultural land, property of I.S.P.C. and Air Liquide.
According to the authorities no specific environmental problems were noticed except for some complaints concerning noise in the past. These were complaints from the local inhabitants concerning traffic. These complaints were not addressed to the activities of ProLogis.
The surrounding companies are :
•	Techspace aero S.A., Route de Liers, 121, 4041 Milmort, T : 04/278.81.11, F : 04/278.52.07

Activity: Production of aircraft engines and treatment of waste products related with the production process. The activities are present since 30 to 40 years. No particular problems were ever noticed.

•	Weerts: Avenue du parc industriel,. This is a rather new site, still under construction.:

Activity: Transport of chocolates

•	L’air liquide Belge S.A., Avenue du parc industriel, 2, 4041 Milmort, T : 04/287.78.78, F : 04/278.67.47

Date: 23th September 2002	Page: 19/44

Activity: Filling up canisters with industrial gases : The activities are present since 6 à 7 years. No problems were ever reported.

•	Gar. Collette Sprl (Mitsubishi), Route de Liers, 122, 4041 Milmort, T : 04/278.58.16 , F : 04/278.71.14

Activity: garage

•	Galliker Transport & Logistics, Avenue du parc Industriel, 4041 Milmort, T : 04/287.01.01, F : 04/278.03.03

Activity : The company is active in the transport sector. Activities are present since 1985-1990.

•	ISPC, Route de Liers, 125, 4041 Milmort, T : 04/278.92.92

Activity: A wholesale business (+ transport) in horeca requirements (food, cooking utensils, etc. ). The company is located on the site since 2 years.

•	Van Dijck S.A., Route de Liers, 4-6, 4041 Milmort, T : 04/278.73.25, F : 04/278.06.37

Activity: Production of clinckers
Based on the review available documentation and the site visit, the current use of the surrounding properties does not seem to represent any risk for potential contamination of the Site.
All companies in the surrounding area are in possession of required operational permits and no issues of non-complianced have been reported. No changes with regard to the situation in 2001 was reported. Only Weerts started in 2001 with the storage of foods in refrigerators (cf. appendix 3.6.).
2.2.9 Previous Surrounding Uses
The area was previously used for agricultural purposes.
2.2.10 Statement of Property Sensitivity
An official central register regarding the sensitivity of a property does not exist in Belgium. The information regarding potential sensitivity issues such as environmental relevance, landfill

Date: 23th September 2002	Page: 20/44

registration, contaminated land registry, mining issues etc. have to be obtained from several authorities.
The mentioned sensitivity aspects are described in the previous chapters.
2.2.11 Site Access and Traffic
The location is served by the E40 and the E313. Public transport facilities are present. The surrounding streets are well-maintained.
2.2.12 Utilities
Water
The potable water supply of the Site is partly provided by the S.W.D.E. (Société Wallone des eaux) and the C.I.L.E. (Compagnie Intercommunale Liègois des eaux). This water concerns sanitary and drinking water.
Gas
Natural gas is supplied by Distrigas and A.L.G. (Association Liègois de Gaz) (cf. Paragraph 3).
Electricity
Electricity is provided by Idea (in the past by Electrabel).
Sewer
The sewer service is provided by the local authority.
New information was asked for from the N.A.T.O., Belgacom, S.W.D.E., A.L.E., forces armées, A.L.G. Only the information from Belgacom reached us at the date of the report. Other information will be sent later.

Date: 23th September 2002	Page: 21/44

3 Regulatory / governmental agency inquiries
This section discusses the Walloon legislation regarding environmental practices.
The present legislation in Walloon relating to environmental protection is not well developed. Only in specific domains exists a legislation (f.e. waste).
The authorities are aware of the current situation and have worked out a new legislation. The new decree should replace the old legislation. However one is still waiting for new implementing regulations. Until then the old regulations stay into use.
According to the local authorities it will probably take another two years before this new legislation will be officially enforced.
3.1 Environmental law
A big part of the environmental law of the Walloon district is still sectorial legislation (surface water, noise, etc.). However since ten years some overall environmental aspects are implemented in the Walloon legislation.
From this point of view two decrees merit particular attention.
3.1.1 Environmental impact assessment
In view of the European directive 85/337/EEG concerning environmental impact assessment of some public and private projects, the Walloon authorities have decided on the decree of September 11, 1985. The decree was implemented in 1991 and has found wide application.
The decree makes some government decisions (f.e. granting of exploitation permits, building permits) subject to a preceding environmental impact assessment f.e.:
Whenever a request for an exploitation permit or some building permit is submitted, it has to be joined by a preceding environmental impact assessment (,,Notice d’évaluation préalable des incidences“).

Date: 23th September 2002	Page: 22/44

The competent authorities evaluate the repercussions of the project on the environment. If the authorities consider the repercussions to be negligible, no further investigation / measures should be taken.
If the authorities consider the environmental repercussions of the project to be important, an extensive environmental impact assessment (,,ètude d ’incidences“) should be conducted.
This elaborate assessment (,,ètude d’incidences“) contains at least:
•	A description of the project, the location, planning and dimensions

•	The necessary information to identify and to value the effects of the project on the environment

•	A description of the necessary measures necessary to avoid negative aspects

•	A non-technical description of the data mentioned above
The elaborate environmental impact assessment should be conducted by a recognised expert. After the study has been finished, the developer submits five copies of the demand to the competent authorities. These authorities forward the demand to the local authorities with a view to a public investigation.
3.1.2 Admission to environmental information
With a decree of June 13, 1991 (concernant la liberté d’acces des citoyens à l’information relative è l’environnement) the free entrance to environmental information has been converted into law.
3.2 Environmental law concerning specific environmental sectors
Up till now no complete integrated system for environmental permits is implemented. Only in a few domains the legislation is well developed.
The most important legislations at this moment are :

Date: 23th September 2002	Page: 23/44

3.2.1 Exploitation of dangerous or unhealthy activities
In the Walloon provinces the legislation for exploitation of unhealthy goods is still the R.G.P.T. (Réglement Générale pour la Protection du Travail) — legislation (former federal legislation). The permits are given for a maximal duration of 30 years.
Activities listed in Chapter II of title I of the R.G.P.T. should get an exploitation permit. The establishments are grouped in two classes, depending on their size and impact on the environment.
If the activities are defined as second class, the involved municipality (in case Herstal) will judge the demand. If the activities are classified as class one, the involved province (in case Liége) will grant the environmental permit. If necessary an appeal should be lodged with the Walloon minister.
3.2.2 Protection of the surface water
The protection of the surface water is organized in the decree of 7 October 19851. A permit is necessary to discharge water (industrial waste water and domestic wastewater).
3.2.3 Protection and exploitation of groundwater and drinking water
With the decree of 30 April 19902 the protection of the groundwater and the surface water is regulated. For example for the abstraction of groundwater a permit is necessary.
3.2.4 Protection of air
No separate legislation exists concerning air pollution. The permit for the exploitation of the activities holds standards for the air emissions. Awaiting a new Walloon legislation, the authorities often use the German TA-Luft standards.

[1]	Décret sur la protection et l’exploitation des eaux sousterraines et des eaux potables

[2]	sur la protection et l’exploitation des eaux sousterraines et des eaux potables

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3.2.5 Noise abatement
No separate legislation exists concerning noise abatement. A federal law of 1973 still forms the legal framework. As for the air-emissions, the permit for the exploitation of the activities holds standards for noise.
3.2.6 Soil protection
A soil investigation has been conducted at this site (cf. appendix 3.2.).
In Walloon there is only specific regulation concerning soil, soil protection or soil remediation for service stations. Frequently references are made to the Walloon Waste legislation.
The Walloon authorities have however realized that there is a need for such a legislation and are working on a legislation concerning this soil protection.
3.3 Environmental management system
In order to manage environmental issues properly in all departments of the company, it is essential that everyone bears clear-cut responsibilities for the environment. In the event of accidents that affect the environment, the responsible authority has to be informed.
In Belgium, there are no legal requirements for the implementation of an environmental management system, neither in Flanders nor in the Walloon provinces.

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3.4 Sitescope Report
In Belgium, a property data file comparable to a sitescope report and sitefile directory (see next chapter) is not provided. The land registry comprises the areal extent of a property, the covered land parcels / identification, ownership, registered easements.
A copy of the actual land registry dated September, 2002 is attached as appendix 3.1.
According to the land registry, the ProLogis site comprises the following parcels defined in land registry: Municipality of Herstal, Division, Section A, part of parcel 450 y.
3.5 Sitefile Directory
Not applicable in Belgium

Date: 23th September 2002	Page: 26/44

4 Results of Walk-Over Inspection
During the walk-over inspection, no issues representing a relevant matter of environmental concern or indicating the need for major rehabilitation- or corrective measures have been identified. No visit inside the buildings was conducted. No activities were present on site according to ProLogis and as far as seen.

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5 Environmental Risk Assessment
GEDAS, a member of the ARCADIS group, has performed an update of a Phase I Environmental Site Assessment of a Site at the Avenue du Parc industriel at Milmort (Herstal), Belgium in conformance with the scope and limitations of the ASTM standard practice for Phase I Environmental Site Assessments.
Observations made during the Site reconnaissance did not identify any non-compliance with the environmental legislation.
A review of historical activities on Site and the current use of the Site do not reveal any environmental conditions and no further investigation is recommended.

Our Phase I ESA did not reveal any recognised environmental conditions and no indications of possible land contamination were reported nor noted and no further investigation is recommended or required.

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6 Conclusions and Recommendations
Summary of Issues

1. Environmental Risk Assessment	Finding / Conclusion:

Based on the findings of the site inspection and data review / desk study, the actual and planned future site utilization and the identified subsurface situation do not inhere any relevant environmental risks

	Recommendation:	No Action required

2. Results of Walk-Over Inspection	Finding / Conclusion:

During the walk-over inspection, no issues representing a relevant matter of environmental concern or indicating the need for major rehabilitation- or corrective measures have been identified

	Recommendation:	No Action required

3. Planned Building Expansion	Finding / Conclusion:

On Lot I, Phase I a new storage building had been constructed. On this parcel no building expansion is provided.

	Recommendation:	No Action required

4. Site-/Building Survey Report	Finding / Conclusion:

Existing documents state that the actual buildings show no deviation of the planned building and the constructed building with regard to location and size.

	Recommendation:	No Action required

Date: 23th September 2002	Page: 29/44

5. Chemicals	Finding / Conclusion:

Site activities at this time do not comprise use/handling of hazardous materials and materials of environmental concern requiring official permission and regulatory surveillance.

	Recommendation:	No Action required

6. Traffic Study	Finding / Conclusion:

Truck traffic is not present at this time. In the future traffic will not pass through designated areas. Since the site entrance as well as the loading / unloading areas and internal traffic zones are not neighbored by housing areas, truck traffic generated noise amissions are unlikely to be a nuisance in the future.

	Recommendation:	No Action presently

7. Future Fire-Prevention Measures	Finding / Conclusion:

Should future storage / handling of larger volumes of combustible / flammable materials or an expansion of the halls result in an increase of the fire risk, an upgrading of the present fire prevention / fire fighting installations would be required

Recommendation:

	Internal assessment of future fire load situation depending on planned storage activities, informal discussion with authorities regarding potential permission requirements.	No Action presently

8. Soil investigation	Finding / Conclusion:

Based on the soil analysis no further soil and groundwater investigation or remedial actions are required by the authorities.

	Recommendation:	No Action required

Date: 23th September 2002	Page: 30/44

9. Easements	Finding / Conclusion:

The following easement exist for the ProLogis-site :

• A connecting road should be present for the intervention vehicles (4m long at a distance of 2 m from the building)

Recommendation:
No Action required
Antwerpen, 24th September 2002

Marleen Clerinx	Herwig Teughels

Date: 23th September 2002	Page: 31/44

       APPENDICES

1.	Photographs
1.1.	Site Photographs
1.2.	Aerial Photograph

Date: 23th September 2002	Page: 32/44

2.	Plans and Charts
2.1.	Location site
2.2.	Location borings
2.3.	Location current and future buildings
2.4.	Measurement plan
2.5.	Location photographs
2.6.	Location heating equipment

Date: 23th September 2002	Page: 33/44

3.	Documents
3.1.	Cadastral map
3.2.	Soil investigation (not added, in possission of ProLogis)
3.3.	Data concerning groundwater abstraction
3.4.	Industrial zoning
3.5.	Building permit
3.6.	Reaction municipality of Herstal
3.7.	Correspondece authorities concerning archaeological relicts
3.8.	Information conerning utilities

Date: 23th September 2002	Page: 34/44

4.	Environmental Report Tick List

Date: 23th September 2002	Page: 35/44

The report must include The Environmental Report Tick List below (which is necessary to demonstrate to ourselves and our insurers that which our consultants have seen and not seen.) The Purpose of this report is to identify environmental issues effecting the proposed purchase and development of the proposed site. The list below will enabl Prologis to assess the items which the consultant has considered and tabulates specific works but must not be taken as complete or limit the comments made 1 the consultant which may effect the purpose of the Investigation This Form Must be completed by the consultant and included in the Environmental Phase 1 Report Development Name GEDAS N. V. Site Address Clara Snellingsstraat, 27 Consultant Practice 2100Deurne Name of Consultant (individual) Herwig Teughels, Kristof Peperstraete Date of Visit | 22/08/2002 Review of existing documents available Phase I Environmental Site Assessment; dated 5th October 2001, 03/3043 (neighbouring site) a. Environmental Phase I Environmental Site Assessment; report 11/15/1844 dated 18th January 2001,11/11/1844 Asbestos Geotechnical site investigation dated 29th November 2000, 03/3043 (neighbouring site) c. Geotechnical Geotechnical site investigation dated 23th January 2001,11/11/1844 Soil investigation dated 9th October 2000, 03/3043 (neighbouring site) Soil investigation dated 4th September 2002,11/15/002415 (current site) d. Soil investigation Topographical survey Topographical survey dated December 21st 2000,11/11/1844 Measurement plan dated tfh November 2000, 03/3043 (neighbouring site) Measurement plan Measurement plan dated 6“1 of January 2001,11/11/1844 g Building permit Building permit 23/2001 dated March 5th, 2001 Date: Page: 23th September2002 36/44

h	Cadastral plan	• *d.d. August 28th, 2002*
i	Zoning plan	• *d.d.26/11/1987, Plan de secteur Nr. 15 (Liège), carte 42/2* • *Permit d'Air Liquide d.d.05/04/2000* • *Permit d'Air Liquide d.d. 22/04/1994* • *Permit de S.A. Techspace Aero d.d.02/10/1995* • *Permit de S.A. ISPC d.d.30/04/1998* • *Permit de Charlier Transport d.d.17/08/1990*
j	exploitation permits surrounding firms	*An update of these permits was requested for*

This Section to be filled in by the Consultant	**Site description**	**Please tick the Box if seen or carried out**	**Comments**
Location of Site	Map Reference	[redacted]	
	Near Airport/ Rail /Major Road Power Station Etc		
	Rough estimate of the shape of the site		ca. 4 ha
	Brief description of topography		
	Site surroundings (specify radius of 1km of the site)		
	Identifiable aspects of the site i.e.: ponds, trees, water courses, drainage, services etc.		No ponds, trees, water courses visible

Date:
23th September2002
Page:
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Cadastral plan cLd. August 2tfh, 2002 Zoning plan d.d.26/11/1987, Plan de secteurNr. 15 (Liege), carte 42/2 Permit d’Air Liquide d. d. 05/04/2000 Permit d’Air Liquide d,d. 22/04/1994 Permit de S.A. Techspace Aero d.d.02/10/1995 Permit de S>A, ISPC d.d.30/04/1998 Permit de Charlier Transport d.d.17/08/1990 exploitation permits surrounding firms An update of these permits was requested for Please tick the Box if seen or carried ‘his Section to be filled in by the Consultant Site description out Comments .ocation of Site Map Reference 1 Near Airport/ Rail /Major Road Power Station Etc 1 Rough estimate of the shape of the site lea. 4 ha Brief description of topography 1 Site surroundings (specify radius of 1km of the site) Identifiable aspects of the site i.e.: ponds, trees, water courses, drainage, services etc. jj ^courses visible Date: Page: 23th September2002 37/44

Records Review	A desk top study using historical maps and other sources, local libraries and local knowledge		Information has been reclaimed
	The use of any local data bases that may be held by the local building inspector, planning office, etc.	[redacted]	Not applicable
			An aerial photograhp reclaimed from Eurosense
	Any historical data that can be gained from adjoining land or properties		
	In discussion with any regulatory authorities, any licences, consents or other data effecting the site		Reclaimed
	Mining or other intrusive operations, reference to aquifers	[redacted]	
	Site geology		
	Site hydrogeology		
Site Reconnaissance Identification of items which may effect the environmental issues on the site i.e.:	***No visit inside the new building has been executed. The surroundings were checked.***	[redacted]	
	Any underground or above ground tanks		
	Storage facilities for materials		
	Waste disposal arrangements		
	Evidence of spillages		
	Details of existing drainage services		Information reclaimed from the construction company

Date:
23th September2002

Page:
38/44

Records Review A desk top study using historical maps and other sources, local libraries and local knowledge [reclaimed The use of any local data bases that may be held by the local building inspector, planning office,H etc. BNot applicable Any historical data that can be gained from adjoining land or properties HEurosense In discussion with any regulatory authorities, any licences, consents or other data effecting the) site | I Reclaimed Mining or other intrusive operations, reference to aquifers Site hydrogeology | Site Reconnaissance No visit inside the new building has been executed. The surroundings were checked. H 1 Identification of items which may effect the 1 I environmental issues on the site i.e.: Any underground or above ground tanks ^H f Storage facilities for materials 1 | Waste disposal arrangements 1 | Evidence of spillages Information i reclaimed from a the £ construction I Details of existing drainage services | [company I Date: Page: I 23th September2002 38/44

Details of services –		
gas		Information reclaimed from A.L.G.
water		Information reclaimed from the S.D.W.E. .
electricity		Information reclaimed from the A.L.E.
sewers (septic tanks)	[redacted]	Information gathered from the received plan
Indications of previous use i.e.: manufacturing processes, demolition evidence, use of pesticides		
Evidence of flooding or knowledge of water table (probable depth, direction of flow)	[redacted]	
Surface water hydrology	[redacted]	
Wetlands	[redacted]	
Local wildlife/ecology	[redacted]	
Electro magnetic fields	[redacted]	Three electrical towre
Details of superficial deposits	[redacted]	One pile of soil visible on the side of Weerts

Date:
23th September2002

Page:
39/44

Details of services- Information reclaimed from gas A.L.G. Information reclaimed from water the S.D.W.E. Information reclaimed from electricity A.L.E. sewers (septic tanks) Bplan Indications of previous use i.e.: manufacturing processes, demolition evidence, use of pesticides l ^l Evidence of flooding or knowledge of water table (probable depth, direction of flow) 1 Surface water hydrology 1 Local wildlife/ecology H Electro magnetic fields Helectrical towre Details of superficial deposits (side of Weerts Date; Page: 23th September2002 39/44

Footpaths and rights of way Local population, including traffic impact assessment Vibration	[redacted]
Environmental Matters	Any evidence of endangered species SSI's (Special Scientific Interest) sites or ecological resources, (e.g.: newts, stream diversions, landscaping, designation as a site of special scientific interest or an area of outstanding natural beauty, wetlands etc.) The site or surroundings that may affect air quality Sound restrictions (potential impact of noise during construction and final development stage) Light pollution (any future development shading existing buildings or vice versa) Landscaping Registered and potential landfill sites Surface water drainage and hydrology and evidence of flooding, including the identification of the water table To check for signs of Japanese Knotweed, Himalayan Balsam, Giant Hogweed and other non-native, invasive and destructive vegetation.	[redacted] No
Interviews	Interview or telephone conversation with existing owners, agents or occupiers Interview with possible occupants	[redacted] Confidential information

Date:
23th September2002

Page:
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Footpaths and rights of way Local population, including traffic impact assessment 1 Environmental Matters Any evidence of endangered species 1 SSI’s (Special Scientific Interest) sites or ecological resources, (e.g.: newts, stream diversions, B landscaping, designation as a site of special scientific interest or an area of outstanding natural 1 beauty, wetlands etc.) H The site or surroundings that may affect air quality 1 Sound restrictions (potential impact of noise during construction and final development stage) I Light pollution (any future development shading existing buildings or vice versa) H Registered and potential landfill sites 1 Surface water drainage and hydrology and evidence of flooding, including the identification oil To check for signs of Japanese Knotweed, Himalayan Balsam, Giant Hogweed and other non-H native, invasive and destructive vegetation. (psto Interviews Interview or telephone conversation with existing owners, agents or occupiers J HConfidential Interview with possible occupants Date: Page: 23th September2002 40/44

Existing Structures In addition to the above, if buildings are on the site, then each building is to be reviewed and the following ascertained:	Interview or telephone conversation with existing owner or agent		
	The current use and previous use of the buildings	[redacted]	No activities occured on site
	The current or previous use of adjoining properties	[redacted]	*cf.* Paragraph 2.2.8.
	Possible industrial processes		
	Possible landfill areas		
	Evidence of industrial dumping		
	Evidence of any chemical storage on site i.e.: drums		
	Evidence of any ponds or lagoons used within the waste treatment process		
	Evidence of vent pipes		
	Points of discharge from any of the drainage on site		
	Evidence of existing sub stations, gas meter houses or pumping stations		
	Name, address and contact number for each of the owners of the properties		
	Internal observations of existing buildings i.e.: machinery, processes, tanks, asbestos	[redacted]	Only the outside of the building was checked
	Do the regulatory authorities know the current company?		Yes, building permit
	Evidence of termite infestation		No

Date:
23th September2002
Page:
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Existing Structures In addition to the above, if buildings are on the site, then each building is to be reviewed and the following ascertained: Interview or telephone conversation with existing owner or agent No activities The current use and previous use of the buildings (occured on site The current or previous use of adjoining properties H2.2.8. Possible industrial processes B Possible landfill areas 1 Evidence o f industrial dumping 1 Evidence of any chemical storage on site i.e.: drums Evidence of any ponds or lagoons used within the waste treatment process ^ Evidence of vent pipes Hl g Points of discharge from any of the drainage on site a) § Evidence of existing sub stations, gas meter houses or pumping stations Name, address and contact number for each of the owners of the properties Internal observations of existing buildings i.e.: machinery, processes, tanks, asbestos Hchecked I Do the regulatory authorities know the current company? Hpermit Evidence of termite infestation bno Date: Page: 23th September2002 41/44 1 a

Confirmation from the Structural Engineer appointed for the project to comment upon the Further Items For Consideration Environmental Phase I report (if appointed) Any archaeological requirements which may impact upon the site development Presence of minerals/geotechnical faults/any other problem disclosed by the Desktop Study The assessment of data in summary form following the factual reporting on the above. To include Evaluation Of Data comments on the possible impact on construction. Note that the purpose of a Phase IT is to answer a specific question and should be specific with regards to methodology and scope.